Filed Pursuant to Rule 424(b)(2)
Registration No. 333-32713

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 4, 1997)

5,250,000 Shares

Common Stock

       We are offering 5,250,000 shares of our common stock at a price per share of $9.05. We will receive all of the net proceeds from the sale of the shares. Our common stock is listed on the New York Stock Exchange under the symbol “WXH.” The last reported sale price of our common stock on the New York Stock Exchange on September 15, 2003 was $9.25 per share.

      Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement, page 6 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2002 to read about certain risks you should consider before buying shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$9.05000	$47,512,500
Underwriting discount	$0.49775	$2,613,187
Proceeds, before expenses, to us	$8.55225	$44,899,313

      We have granted the underwriters an option for a period of 30 days to purchase up to an additional 787,500 shares from us at the public offering price, less the underwriting discount, solely to cover over-allotments, if any.

      We expect that the common stock will be available for delivery on or about September 19, 2003.

FRIEDMAN BILLINGS RAMSEY	RAYMOND JAMES
BB&T CAPITAL MARKETS

September 15, 2003

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus may be used only where it is legal to sell these securities. We are not, and the underwriters are not, making an offer to sell these securities, nor are we or the underwriters seeking an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is correct at any date other than the date of the document containing the information.

i

FORWARD-LOOKING INFORMATION

      This prospectus supplement, the accompanying prospectus and the information incorporated by reference into them contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” “projects,” “will continue” and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should specifically consider the factors identified under the caption “Risk Factors” beginning on page S-5 of this prospectus supplement and the various other factors identified in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any other documents filed by us with the SEC that could cause actual results to differ materially from our forward-looking statements.

      Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statements or the “Risk Factors” beginning on page S-5, or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. There are a number of risk factors associated with the conduct of our business, and the risks discussed in the “Risk Factors” section of this prospectus supplement may not be exhaustive. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. All forward-looking statements should be read with caution.

CERTAIN DEFINITIONS

      Unless otherwise indicated, the terms “WHI,” “Winston,” “we,” “us,” “our” and “our company” refer to Winston Hotels, Inc. and its subsidiaries, including WINN Limited Partnership.

      Unless otherwise indicated, the phrases “as adjusted” or “on an as adjusted basis” refer to the adjustments resulting from the issuance of the shares in this offering and the application of the net proceeds as set forth in this prospectus supplement.

      All brand names, trademarks and service marks appearing in this prospectus supplement or the accompanying prospectus are the property of their respective owners. This prospectus supplement contains registered trademarks owned or licensed to companies other than us, including but not limited to Comfort Inn®, Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Hampton Inn®, Hilton Garden Inn®, Holiday Inn®, Homewood Suites by Hilton®, Quality Suites® and Residence Inn® by Marriott®, none of which, in any way, are participating in or endorsing this offering and shall not in any way be deemed an issuer or underwriter of the common stock, and shall not have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference in this prospectus supplement.

ii

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the financial data and related notes included or incorporated by reference herein, before making an investment decision. Unless otherwise specified, the information in this prospectus supplement assumes that the underwriters’ over-allotment option will not be exercised.

Our Company

      We are a New York Stock Exchange listed real estate investment trust, or REIT, based in Raleigh, North Carolina, which develops, acquires and renovates upscale, premium limited service and high-end extended stay hotels. In 1994, we completed our initial public offering and acquired ten hotel properties. We currently own interests in 49 hotel properties in 16 states having an aggregate of 6,809 rooms, including 44 wholly-owned hotels with 6,141 rooms. We also own a 49% ownership interest in two joint ventures which own two hotels with an aggregate of 296 rooms, a 13.05% ownership interest in one joint venture, which owns two hotels with an aggregate of 215 rooms and a 57.65% interest in one joint venture which owns one hotel with 157 rooms. We have also provided loans to owners of three hotels with 391 rooms. We do not hold an ownership interest in any of the hotels for which we have provided financing. All of our hotels are operated under franchises from nationally recognized franchisors including Marriott International, Inc., Hilton Hotels Corporation, Intercontinental Hotels Group PLC, (formerly Six Continents PLC) and Choice Hotels International.

      Our growth strategy is three-pronged:

•	expand our hotel lending programs;

•	make opportunistic acquisitions; and

•	internal growth in our existing portfolio.

Hotel Lending Business

      We intend to expand our hotel lending business by forming and capitalizing a wholly-owned subsidiary with a portion of the proceeds from this offering. Our lending subsidiary intends to originate and purchase hotel loans on a nationwide basis that are subordinate to senior mortgage loans representing generally between 60% and 85% of hotel collateral on a loan-to-value basis. We will seek to achieve high risk-adjusted returns through a combination of attractive spreads over LIBOR or Treasury securities, loan fees and, on some loans, a participation in hotel cash flow and any appreciation in hotel value. In addition, we have received preliminary terms from Wachovia Bank, N.A. for a repurchase facility that will finance a portion of our debt investments. Since discussions regarding this credit facility are in the preliminary stages, it is subject to a number of conditions and contingencies and we cannot assure you that we will complete this financing or that if completed, Wachovia will fund our desired investments.

      Our strategy for our lending business is to provide liquidity to the lodging industry by originating and acquiring senior and subordinate hotel loans. We believe that our extensive experience in acquiring, developing and asset managing hotels gives us a competitive advantage in appropriately underwriting and pricing hotel risk. We believe that many hotel lenders do not have significant hotel operational experience and therefore underwrite first mortgage hotel loans very conservatively. Due to this conservative underwriting, substantial equity often is required to capitalize hotel investments. As a result, we believe that the lodging industry suffers from a lack of liquidity in the layer of the capital structure that we are targeting. We intend to capitalize upon this opportunity to provide debt capital senior to the equity in the hotel, but which would be subordinate to the senior lender.

      Our investments will include:

•	acquiring a subordinate portion of loans the senior portion of which is contributed to commercial mortgage backed securities transactions, or mezzanine loans secured by equity interests in the borrower in such transactions;

•	originating mezzanine or subordinate loans to finance the acquisition of hotels and refinance existing hotels; and

•	selectively originating mezzanine or subordinate loans on to be developed hotels.

These investments are typically secured by a subordinate interest in the mortgage or equity interests in the borrower. We have had discussions with a number of leading first mortgage hotel lenders regarding co-originating hotel loans, including major Wall Street firms, commercial banks and other specialized lenders. We are currently considering approximately $75 million of potential hotel debt investments. However, since none of these loans are under contract, we cannot assure you that any of these investments will be completed on terms favorable to us, or at all.

      We intend to consider hotel lending opportunities that meet one or more of the following criteria:

•	national franchise brand affiliations, including Marriott, Hilton, Starwood, Intercontinental and select others;

•	hotels located within the continental United States;

•	hotel values of $5 million to $50 million; and

•	target loan amounts of $1 million to $15 million (with an average of $3 million to $5 million).

Hotel Acquisition Strategy

      Acquisitions. We intend to acquire additional hotels, or ownership interests in hotels, with strong national franchise affiliations in the “mid-scale without food and beverage,” “upscale” and “full-service” market segments, or hotel properties with the potential to obtain such franchise affiliations. In particular, we will consider acquiring mid-scale without food and beverage hotels, such as Hampton Inn and Fairfield Inn by Marriott; upscale hotels such as Hilton Garden Inn, Courtyard by Marriott, Holiday Inn, Homewood Suites by Hilton, Hampton Inn and Suites, Residence Inn, Spring Hill Suites by Marriott and Staybridge by Holiday Inn; and full-service hotels such as Marriott and Hilton.

      We intend to consider investments in hotel properties that meet one or more of the following criteria:

•	properties in locations with relatively high demand for rooms, a relatively low supply of hotel properties and relatively high barriers to entry into the hotel business, such as a scarcity of suitable sites or zoning restrictions;

•	successful hotels available at favorable prices;

•	newly developed hotels;

•	hotels that could benefit from repositioning, such as by changing franchise brands;

•	hotels that could benefit from substantial rehabilitation;

•	hotels that could benefit from new management and additional hotel capital; and

•	hotels that could be developed in supply constrained markets.

We believe that our relationships with regional management companies, the brokerage community and franchisors will provide additional potential investment opportunities.

      Joint Ventures. During the fourth quarter of 2002, we formed a joint venture with Boston-based Charlesbank Capital Partners, LLC. Charlesbank is a private investment firm managing capital on behalf of institutional investors. We own 15% of the Charlesbank Venture and Charlesbank owns 85%. The

Charlesbank Venture intends to acquire more than $100 million of hotel assets. The Charlesbank Venture focuses on acquisitions of hotel properties that have turnaround or upside potential and can benefit from additional capital and aggressive asset management, which often includes renovating, repositioning, re-branding or a change in management. The Charlesbank Venture has invested in two hotels to date through a joint venture comprised of Concord Hospitality Enterprises Company and the Charlesbank Venture. One of the hotels is the 102-room Fairfield Inn & Suites located in West Des Moines, Iowa, which was converted last summer from a Wingate Inn. The second hotel is the 113-room Courtyard by Marriott located in the Beachwood suburb of Cleveland, Ohio, which was purchased last summer as a closed building and opened during the second quarter of this year as a fully renovated hotel.

Internal Growth Strategy

      Acquisition of Leases. Effective July 1, 2002, through our wholly-owned taxable REIT subsidiary (TRS), Barclay Hospitality Services, Inc., we acquired the leasehold interests for 47 of our hotels including leasehold interests for 45 wholly-owned and two hotels held by joint ventures in which we own an interest. We assigned an additional lease (Las Vegas, NV Hampton Inn) to our TRS effective July 1, 2003. One of our hotels (Secaucus, NJ Holiday Inn) is held under lease and managed by Secaucus Holding Corporation, a wholly-owned subsidiary of Prime Hospitality Corp. Under the REIT Modernization Act, which became effective January 1, 2001, we are permitted to lease our hotels to wholly-owned TRSs, provided that the TRS engages a third-party management company to manage the hotels.

      The acquisition of the leasehold interests entitles our TRS to retain the operating profits and losses from the related hotels, which previously accrued to Interstate under the leases and provides us:

•	more control over the operations of our hotels;

•	the benefits from any operating margin improvements and risk of any operating margin deterioration at our hotels; and

•	more flexibility, in that our hotels are no longer encumbered by long term leases that are difficult to amend and expensive to terminate.

      All of these hotels continue to operate under the same franchise affiliations as prior to our acquisition of the leasehold interests.

      New Management Agreements. Effective July 1, 2003, we terminated our management contracts with Interstate Hotels & Resorts, Inc. and entered into new management agreements with Alliance Hospitality Management, LLC. Currently, Alliance manages 41 of our hotels, Concord Hospitality Enterprises Company manages two hotels, Hilton Hotels Corporation manages two hotels, and Sage Hospitality Resources, LLC, Noble Investment Group, Ltd., and Prism Hospitality, L.P. each manage one hotel.

      Hotel Properties. We will also continue to make capital investments in our current portfolio to maintain like-new condition at our hotel properties.

Recent Developments

      On August 21, 2003, we announced plans to develop a 147-room Courtyard by Mariott hotel in Chapel Hill, North Carolina. The project will be owned by Chapel Hill Hotel Associates, LLC, a joint venture between us, with a 49% interest, and Chapel Hill Hotel Investments, LLC (CHHI), with a 51% interest. CHHI is owned 40% by Charles M. Winston, our chairman, 12% by James H. Winston, one of our directors, and 48% by three unrelated private investors. The hotel will be leased from Chapel Hill Hotel Associates, LLC (CHHA) by Chapel Hill Lessee Company LLC, a new entity owned 49% by us and 51% by CHHI, and managed by Alliance Hospitality Management, LLC. We expect the capital structure of the Chapel Hill joint venture to be as follows: a first mortgage loan in the amount of approximately $9,150,000, a preferred equity interest held by us in the approximate amount of $1,450,000, an equity investment by us of approximately $2,000,000 representing our contribution of the land on which the hotel will be developed to the joint venture, and an approximate $2,100,000 equity investment in the form of cash by our joint venture partner. We and our joint venture partner anticipate completing the project in the summer of 2004. This transaction was unanimously approved by our independent directors.

      On September 3, 2003, we announced that our joint venture with the Charlesbank Capital Partners, LLC has an agreement to acquire the 190-room Best Western Park Place Suites hotel in Houston, Texas for approximately $10 million. Completion of the purchase is subject to final due diligence and other customary closing conditions. Subject to the satisfactory completion of due diligence, we and our joint venture partner anticipate completing the acquisition within the next 30 days, but there can be no assurance that the purchase will be completed.

      On September 3, 2003, we announced that we will record a $2.5 million, non-cash impairment charge to our earnings in the third quarter relating to one hotel which will be classified as “held for sale” on our balance sheet.

      On September 9, 2003, we announced that we declared our third quarter dividend of $0.15 per share of common stock payable on October 16, 2003 to holders of our common stock of record as of September 30, 2003. On September 9, 2003, we also announced that we declared our third quarter dividend of $0.578125 per share of preferred stock payable on October 16, 2003 to holders of our preferred stock of record as of September 30, 2003.

      We are a North Carolina corporation that has elected to be taxed as a REIT for federal income tax purposes. Our executive offices are located at 2626 Glenwood Avenue, Suite 200, Raleigh, North Carolina 27608, and our telephone number is (919) 510-6010.

The Offering

Common stock offered	5,250,000 shares

Over-allotment option	Up to 787,500 shares, exercisable by the underwriters for 30 days from the date of this prospectus supplement solely to cover over-allotments of shares, if any.

Common stock outstanding upon completion of this offering	25,443,379 shares(1)

Use of proceeds	We estimate that our net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses, will be approximately $44.1 million. We intend to use the net proceeds from this offering to reduce borrowings under our line of credit, fund investments by our hotel lending subsidiary and for general corporate purposes.

Risk Factors	See “Risk Factors” beginning on page S-5 of this prospectus supplement, page 6 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2002.

New York Stock Exchange symbol	WXH

(1)	Includes a total of 283,587 restricted shares of our common stock, issued to our officers and directors, which vest over multi-year periods. Excludes a total of 1,298,480 shares issuable on the redemption of common units of limited partnership interest in WINN Limited Partnership. Each common unit of limited partnership interest in WINN Limited Partnership is redeemable, at the option of the holder, either for cash or for one share of our common stock, as selected by us in our sole discretion. Excludes 842,000 shares issuable upon the exercise of outstanding options granted to our officers and directors. These options vest over multi-year periods.

RISK FACTORS

      Before you invest in our common stock, you should carefully consider the following risks, together with the other information included in this prospectus supplement and the accompanying prospectus and the information incorporated by reference, including the risks described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2002. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Hotel Lending Business

      Our loans are not United States government insured and in most cases are non-investment grade subordinated interests which are subject to increased risk of first loss.

      Subordinated loans of the type which we intend to make and/or invest in are not government insured and include “first loss” and non-investment grade subordinated interests. A first loss position is the most subordinate in a CMBS transaction and accordingly is the first to bear the loss upon a default and the last to receive payment of interest and principal. These subordinate positions are subject to special risks, including a greater risk of loss of principal and non-payment of interest than more senior classes and tend to be more sensitive to changes in economic conditions than more senior positions. As a result of these and other factors, investments in subordinated positions may not provide us with liquidity of investment. In addition, we intend to retain subordinated interests in securitizations and, as a result, we will retain the risks associated with an investment in subordinate positions. Our security interest, if any, in the underlying hotel real estate will be subordinate to a first mortgage, and in some instances, may also be subordinate to a second or third mortgage. In the event of a default on a senior loan, we may elect to make payments if we have the right and the additional funds to do so to prevent foreclosure on a senior loan. In the event of foreclosure, as a holder of a subordinated loan we will be entitled to share in foreclosure proceeds only after satisfaction of the amounts due to the senior lenders, which may result in our being unable to recover any amount of our investment, including any additional funds advanced upon foreclosure.

Our borrowers may fail to repay all or a portion of the amounts owed to us.

      We face special risks in connection with our hotel lending business. We are subject to risks of borrower defaults, bankruptcies, fraud and losses and special hazard losses that are not covered by standard hazard insurance. Our subordinated loans may have higher loan-to-value ratios than traditional mortgage loans and typically are subordinate to any debt collateralized by the underlying property. Accordingly, our loans involve shorter terms and a higher degree of risk than long-term senior mortgage loans secured by income-producing real property. Our borrowers may not be able to repay their obligations under their loans, in which case we could suffer a total or partial loss of our investment.

      In 2001, the borrower under a mezzanine loan in which we participated, defaulted on the payment of its loan, resulting in the loss of our entire $250,000 investment in the loan. Our investment represented a participating interest in a $5,478,000 mezzanine loan to the owner of a 769-room hotel in Orlando, Florida. We wrote off our $250,000 investment as uncollectible during 2002.

Our existing line of credit limits the amount of subordinated loans we may make to third parties with respect to hotel properties which could limit our ability to execute the business plan of our hotel lending subsidiary.

      The loan agreement with respect to our existing line of credit limits the amount of our aggregate investments in joint ventures and in loans to unaffiliated third party borrowers to an amount equal to approximately 30% of our total asset value (as determined under the loan agreement). Based on our total asset value as calculated under the loan agreement as of June 30, 2003, we have the ability to fund approximately $85 million of additional loans to third parties. In addition, our line of credit provides that the total book value of the loans held by us and our hotel lending subsidiary may not exceed $250 million at any time.

      In addition, we are negotiating to obtain a repurchase facility to fund investments in subordinated hotel loans. However, there can be no assurance that we will be able to obtain this facility. If we are unable to obtain this facility, we will be limited to our cash flow and availability under our current line of credit discussed above for available funds to make subordinated loans and subject to the covenants of that line of credit, which could have a material adverse effect on our ability to execute the business strategy of our hotel lending business. Also, in the event we are able to obtain the facility, we expect that the lender will retain the right to approve fundings for specific loans for which we request a borrowing under the facility and thus there can be no assurance that the facility will be available to help fund our investments in subordinated hotel loans. This lender approval process could have a material adverse effect on our ability to execute the business strategy of our hotel lending business.

We will face competition in seeking to make subordinated loans.

      We will face competition in seeking to make subordinated loans with respect to hotel properties from numerous lenders and other financing sources, many of which have much more experience in making these types of loans and have substantially greater financial and other resources and longer standing relationships and broader contacts than we have. As a result, we may not be successful in establishing and growing our hotel lending business.

Construction, bridge and mezzanine loans involve greater risks of loss than loans secured by income producing properties.

      We will make construction, bridge and mezzanine loans with respect to new and existing hotel properties. These types of loans are considered to involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property. This is because of a variety of factors, including, in the case of construction loans, dependency on successful completion and operation of the project for repayment, difficulties in estimating construction or rehabilitation costs and loan terms that often require little or no amortization, providing instead for additional advances to be made and for a balloon payment at a stated maturity date. Bridge loans carry a high sensitivity to default or extension of principal repayment terms due to the need for refinancing and minimal principal amortization and are associated with transfers of equity ownership and property repositioning. Bridge loans bear the risk that operating strategies assumed when making the loan may not be successful, economic conditions may deteriorate or competitors may undertake competing strategies. Mezzanine loans include the risk that, among other things, a foreclosure by the holder of the senior loan could result in a mezzanine loan becoming unsecured. Accordingly, we may not recover any of our investment in our construction, bridge and mezzanine hotel loans.

Loans with respect to hotel properties may involve more risk than other types of real estate loans.

      Non-recourse loans made to owners of hotel properties may involve more risk than loans made with respect to other types of real estate. Unlike other types of commercial real estate, hotel properties typically have no long term leases or predictable long term cash flow. The hotel industry is very competitive and hotel owners and operators have to adjust room rates frequently in response to market conditions. The hotel industry is subject to risks arising from changes in travel patterns, seasonality, increases in operating costs, new supply of hotel rooms in local markets and general risks of real estate ownership, including increases in property taxes and insurance costs, and environmental and other factors. All of the foregoing factors may increase the risk that our borrowers will be unable to meet their obligations to us under our loan agreements.

We face special risks in connection with our hotel loans which could result in the loss of our investment.

      Although we face some of the same risks as a traditional real estate lender, such as lender liability for improperly exercising control over the borrower and environmental risks as a potentially responsible party liable for environmental damage in connection with the property owned by the borrower, as a mezzanine lender, this risk may be magnified if we pursue remedies on default that afford us greater control over the operations of the borrower. Courts have the discretion to decline to enforce some loan provisions, and thus some remedies specified in our mezzanine loan documents may be unavailable to us. In addition, a borrower may allege that our being in the position to control the borrower creates duties by us to the borrower, including fiduciary-type duties that may conflict with our exercise our remedies. Finally, to protect our investment in our mezzanine loans, we may have to advance additional funds to cure defaults on senior loans and we could lose these additional funds as well as the original loan amount.

We intend to make non-recourse loans, which may limit our recovery.

      Our loans will generally be non-recourse. In the event a borrower defaults on a non-recourse loan, the specific ownership interests in the borrower and other assets, if any, pledged to secure the relevant loan, may be less than the amount owed under the loan. As to those loans that provide for recourse against the borrower and its assets generally, we cannot assure you that the recourse will provide a recovery equal to or greater than the value of the collateral securing that loan.

We may be subject to increased risk of loss with respect to the loans we accumulate for securitization.

      We may acquire and accumulate loans for securitization as part of our investment strategy. We will determine the quantity of loans sufficient for securitization after discussions with potential underwriters and rating agencies and an evaluation of the costs of securitization. Accumulation of loans for securitization is a lengthy and complex process. During the accumulation period, we will be subject to risks of borrower defaults, bankruptcies, fraud and losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under loans held by us, we will bear the risk of loss of principal to the extent of any deficiency between the value we receive from any collateral and the principal amount of the loan. During the accumulation or warehousing period, the cost of financing and hedging the loans could exceed the interest income on the loans. It may not be possible or economical for us to securitize all of the loans which we acquire, in which case we will continue to hold the loans and bear the risks of borrower defaults, bankruptcies, fraud losses and special hazard losses.

      We expect that when we acquire loans for securitization, the seller of the loans generally will represent and warrant to us that there has been no fraud or misrepresentation during the origination of the loans. In addition, the loan seller will agree to repurchase any loan with respect to which there is fraud or misrepresentation. Although we expect to have recourse to the loan seller based on the loan seller’s representations and warranties to us, we will be at risk of loss to the extent the loan seller does not or cannot perform its repurchase obligations.

      In addition, we may encounter substantial delays in connection with the foreclosure of defaulted loans, with corresponding delays in the receipt of related proceeds by us. State and local statutes and rules may delay or prevent our foreclosure or sale of the hotel property securing the loan and may prevent us from receiving proceeds sufficient to repay all amounts due on the related loan. Moreover, our servicing agent may be entitled to receive all expenses reasonably incurred in attempting to recover amounts due and not yet repaid on liquidated loans, thereby reducing amounts available to us.

Our failure to complete securitizations could adversely harm our business.

      Several factors will affect our ability to complete securitizations, including conditions in the securities markets generally, conditions in the mortgage-backed securities market specifically, the credit quality of our portfolio of loans and our ability to obtain credit enhancement. If we are unable to securitize successfully a sufficient amount of loans, then we may have to curtail or reduce our acquisition of loans. We cannot assure you that we will be able to successfully securitize any loans which we acquire or originate are not successful, we will incur significant costs and expenses and our business will be adversely harmed.

The value of our investments is subject to changes in credit spreads.

      The value of our loans is subject to changes in credit spreads as a result of increases in interest rates. The majority of hotel loans we intend to make are floating rate loans based on a market credit spread to LIBOR or Treasury securities. The value of our loans is dependent upon the yield demanded by the market. The value of our portfolio would tend to decline should the market require a higher yield on these loans. If the value of our loan portfolio were to decline, it could affect our ability to borrow funds. In addition, if we were required to sell some of our loan portfolio, we may have to do so at a loss.

An interest rate mismatch could occur between asset yields and borrowing rates resulting in decreased yields on our investment portfolio.

      Our operating results depend in part on differences between the income from our assets (net of credit losses) and our borrowing costs. We intend to fund a portion of our investments with borrowings that have interest rates that reset relatively rapidly, such as monthly or quarterly. In some cases, the income from our assets may respond more slowly to interest rate fluctuations than the cost of our borrowings, creating a mismatch between asset yields and borrowing rates. Consequently, changes in interest rates, particularly short-term interest rates, may influence our net income. Increases in these rates may decrease our net income and the market value of our assets. We will incur operating losses if interest rate fluctuations result in our interest expense exceeding interest income.

Our use of derivatives to mitigate our prepayment and interest rate risks may not be effective.

      Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us mitigate our prepayment and interest rate risks. As of June 30, 2003, we had one interest rate swap agreement on an aggregate amount of $50,000,000 of our outstanding variable rate debt under our line of credit which was purchased to hedge against future increases in interest rates. No hedging strategy, however, can completely insulate us from the prepayment and interest rate risks to which we are exposed. Furthermore, certain of the federal income tax requirements that we must satisfy in order to qualify as a REIT limit our ability to hedge against such risks.

Prepayment rates can increase, thus adversely affecting yields.

      The value of our assets may be affected by prepayment rates on investments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, our prepayment rates cannot be predicted with certainty. To the extent we originate subordinated hotel loans, we expect that these loans will have a measure of protection from prepayment in the form of prepayment lock-out periods or prepayment penalties. However, this protection may not be available with respect to investments which we acquire as opposed to originate. In periods of declining mortgage interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, the proceeds of prepayments received during these periods are likely to be reinvested by us in assets yielding less than the yields on the investments that were prepaid. In addition, the market value of mortgage investments may, because of the risk of prepayment, benefit less from declining interest rates than from other fixed-income securities. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease and thus we would not have the prepayment proceeds available to invest in assets with higher yields.

Fluctuations in interest rates and credit terms could have a significant negative impact on our ability to collect on hotel loans having balloon payment features.

      We may acquire or originate loans that are not fully amortizing and have balloon payments due at maturity. Volatile interest rates and/or erratic credit conditions and the supply of available funds at the time these hotel loans mature may adversely affect the ability of our borrowers to refinance the loans and make the balloon payment, regardless of the market value of the collateral at the time balloon payments are due. If borrowers are unable to refinance these loans, or if borrowers are otherwise unable to make their balloon payments when they become due, these borrowers may default on their loans, which will have a material adverse effect on our business, financial condition and results of operations.

Volatility of results of operations and values of mortgaged properties could have a significant negative impact on our loans.

      Hotel property values and net operating results derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by lodging industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy and labor costs). In the event net operating income decreases, a borrower may have difficulty paying our loan, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

Risks of our Business and Structure

We may experience conflicts of interest with respect to the hotel currently under development by a joint venture in which certain of our directors are partners.

      In August 2003, we announced plans to develop a hotel in Chapel Hill, North Carolina through a joint venture in which we will own a 49% interest and the remaining 51% interest will be owned by an entity in which Charles M. Winston, our chairman, and James H. Winston, another of our directors, collectively own a 52% interest. Our interests and the personal interests of these directors with respect to this hotel and this joint venture could conflict, whether as a result of tax implications of a sale or re-financing of the hotel or the joint venture, or otherwise. As a result, our board of directors may face conflicts of interest in making decisions with respect to this hotel and the joint venture.

New accounting rules may require consolidation of certain of our joint ventures and other adjustments to our financial statements.

      We currently participate in five joint venture arrangements to own and develop hotel properties — our Marsh Landing joint venture, a recently formed joint venture which will develop our new Chapel Hill, North Carolina hotel, two joint ventures with Regent Partners, Inc. and a joint venture with Charlesbank Partners and Concord Hospitality Enterprises Company. Historically, we have accounted for our joint venture investments on our balance sheet as “Investments in Joint Ventures” and in our statements of income as “Equity in Income (Loss) of Unconsolidated Subsidiaries.”

      The Financial Accounting Standards Board issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (ARB No. 51)”, in January 2003. FIN 46 clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, referred to as variable interest entities. FIN 46 generally requires consolidation by the party that has a majority of the risk and/or rewards, referred to as the primary beneficiary. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains a variable interest after that date. For a variable interest acquired before February 1, 2003, FIN 46 applies in the first fiscal year or interim period beginning after June 15, 2003.

      We believe that we will be considered the primary beneficiary of the joint venture that owns our Marsh Landing hotel and the joint venture that is beginning the development of our Chapel Hill hotel and that we are required by FIN 46 to consolidate those joint ventures beginning with our third fiscal quarter ending September 30, 2003. For the six months ended June 30, 2003, total revenue for the Marsh Landing hotel was approximately $317,000 and total expenses were approximately $411,000, resulting in a net loss of approximately $94,000. Deferred revenue for the same six month period totaled approximately $435,000, and pursuant to SAB 101 will be recognized during the second half of 2003. As of June 30, 2003, total assets of the Marsh Landing joint venture were approximately $7,541,000 and total liabilities were approximately $5,474,000, resulting in equity of approximately $2,067,000, approximately $1,054,000 of which represents the equity interest of our joint venture partner. The joint venture formed to develop our Chapel Hill hotel is recently formed and has no operating history. However, we expect the capital structure of the Chapel Hill joint venture to be as follows: a first mortgage loan in the amount of approximately $9,150,000, a preferred equity interest held by us in the approximate amount of $1,450,000, an equity investment by us of approximately $2,000,000 representing our contribution of the land on which the hotel will be developed to the joint venture, and an approximate $2,100,000 equity investment in the form of cash by our joint venture partner.

      Due to the complexity of the new accounting standards and the evolving interpretation by accounting professionals, including interpretations from the Financial Accounting Standards Board, we are still in the process of evaluating the applicability of FIN 46 to our two Regent joint ventures, and have not yet determined whether we would be considered to be the primary beneficiary in either joint venture. However, it is possible that one or both of these joint ventures could be consolidated. For the six months ended June 30, 2003, the aggregate revenue of the two Regent joint ventures was approximately $1,624,000 and aggregate expenses were approximately $1,471,000, resulting in aggregate net income of approximately $153,000. Aggregate deferred revenue for the two Regent joint ventures for the same six month period totaled approximately $717,000, and pursuant to SAB 101 will be recognized during the second half of 2003. As of June 30, 2003, total assets of the Regent joint ventures were approximately $36,657,000 and total liabilities were approximately $23,058,000, resulting in equity of approximately $13,599,000, approximately $6,935,000 of which represents the equity interest of our joint venture partner.

      In the second quarter of 2003, we concluded that we did not need to consolidate our joint venture with Charlesbank and Concord. However, this conclusion may change as we continue to analyze the evolving interpretations of FIN 46 and it is possible that this joint venture could be consolidated. For the six months ended June 30, 2003, total revenue of the Charlesbank/ Concord joint venture was approximately $1,362,000 and total expenses were approximately $1,304,000, resulting in net income of approximately $58,000. As of June 30, 2003, total assets of the Charlesbank/ Concord joint venture were approximately $14,872,000 and total liabilities were approximately $10,069,000, resulting in equity of approximately $4,803,000, approximately $4,179,000 of which represents the equity interests of our joint venture partners. The Charlesbank/ Concord joint venture was formed in the fourth quarter of 2003 and to date owns two hotels. Under the terms of this joint venture, the joint venture may acquire up to approximately $100 million of hotel properties.

      In addition, in May 2003, the Financial Accounting Standards Board adopted Statement of Accounting Standard No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” which may have a further impact on accounting for our joint venture investments. SFAS 150 requires an issuer to classify as a liability certain instruments which may have previously been classified as equity and became effective for financial statements covering periods after July 1, 2003. We are currently evaluating the applicability of SFAS 150 to our joint ventures. If SFAS 150 is determined to be applicable to our joint venture investments, beginning with our reported financial information for the third quarter ending September 30, 2003, we may be required to treat the equity interests held by our third party joint venture partners, in the joint ventures which are consolidated as a result of FIN 46, as liabilities of our company and to reflect such liabilities on our consolidated balance sheet. At June 30, 2003, the aggregate amount of the equity interests of our joint venture partners in the two Regent joint ventures and the one Marsh Landing joint venture was approximately $7,989,000. At September 8, 2003, the aggregate amount of the equity interest of our joint venture partner in the Chapel Hill joint venture was approximately $2,100,000. At June 30, 2003, the aggregate amount of the equity interest of our joint venture partners in the Charlesbank/ Concord joint venture was approximately $4,179,000. In addition, we may be required to estimate periodically the fair market value of these equity interests and record changes in fair market value as a charge against our earnings.

      Lastly, it is possible that these accounting standards or new accounting standards adopted in the future could require us to consolidate the assets, liabilities and operating results for hotels for which we provide loans, which could cause further fluctuations in our reported financial results.

Tax Risks of our Business and Structure

Recent changes in taxation of corporate dividends may adversely affect the value of our common stock.

      The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was signed into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its shareholders still generally will be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because dividends from regular C corporations generally will be taxed at a lower rate while dividends from REITs generally will be taxed at the same rate as the investor’s other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common stock in particular, either in terms of price or relative to other investments.

USE OF PROCEEDS

      We expect to receive approximately $44.1 million from this offering, after deducting the underwriting discount and estimated offering expenses. We expect to use the net proceeds from this offering initially to reduce borrowings under our line of credit, which will create availability for reborrowing to fund our hotel lending business and general corporate purposes.

      Our line of credit matures on December 31, 2004, and for the six months ended June 30, 2003 outstanding borrowings under our line of credit, which are subject to variable rates of interest, carried a weighted average interest rate of 3.7% per annum.

CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 2003, on a historical basis and as adjusted to give effect to the issuance and sale of 5,250,000 shares of our common stock in this offering and the application of the net proceeds therefrom as described under “Use of Proceeds.” For purposes of the following table, we have assumed no exercise by the underwriters of the over-allotment option.

	As of June 30, 2003 (Unaudited)

	Actual	As Adjusted

	(Dollar amounts in thousands)
Debt:
Long-term debt	$65,731	$65,731
Due to banks	76,200	32,100

Total debt	141,931	97,831

Shareholders’ equity
Preferred stock, $.01 par value, 10,000,000 shares authorized, 3,000,000 shares issued and outstanding (liquidation preference of $76,734)	30	30
Common stock, $.01 par value, 50,000,000 shares authorized, 20,193,634 shares outstanding at June 30, 2003, and 25,443,634 shares outstanding, as adjusted(1)	202	254
Additional paid-in capital	257,081	301,129
Unearned compensation	(681)	(681)
Accumulated other comprehensive income (loss)	(143)	(143)
Distributions in excess of earnings	(66,436)	(66,436)

Total shareholders’ equity	190,053	234,153

Total capitalization	$331,984	$331,984

(1)	Includes a total of 283,587 restricted shares of our common stock issued to our officers and directors, which vest over multi-year periods. Excludes a total of 1,298,480 shares issuable on the redemption of common units of limited partnership interest in WINN Limited Partnership. Each common unit of limited partnership interest in WINN Limited Partnership is redeemable, at the option of the holder, either for cash or for one share of our common stock, as selected by us in our sole discretion. Excludes 842,000 shares issuable on the exercise of outstanding options granted to our employees and directors. These options vest over multi-year periods.

SELECTED FINANCIAL DATA

      The following table sets forth selected financial information that has been derived from our historical audited financial statements and related notes thereto audited by PricewaterhouseCoopers LLP for each of the years ended December 31, 2002, 2001, 2000, 1999 and 1998 and unaudited financial statements and related notes thereto for the six months ended June 30, 2003 and 2002, which were prepared by us. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto incorporated by reference herein.

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(In thousands, except per share amounts)
Operating Data:(1)
Total revenue	$64,654	$20,026	$92,344	$55,022	$61,671	$62,670	$55,194
Operating income (loss)	8,162	(13,904)	3,069	22,442	29,979	30,679	29,189
Net income (loss)	4,931	(12,205)	902	10,485	15,055	16,901	19,526
Net income (loss) available to common shareholders	1,462	(15,674)	(6,036)	3,547	8,117	9,963	12,588
Net income (loss) per common share (basic)	0.07	(0.84)	(0.31)	0.21	0.48	0.61	0.77
Weighted average number of common shares (basic)	20,076	18,652	19,308	16,926	16,890	16,467	16,286
Distributions per common share	0.30	0.30	0.60	0.99	1.12	1.12	1.09
Pro forma amounts assuming SAB 101 is applied retroactively:
Net income available to common shareholders	—	—	—	—	—	9,846	11,985
Net income per common share (basic)	—	—	—	—	—	0.60	0.74
Balance Sheet Data (at end of period):
Cash	$5,240	$5,702	$1,510	$887	$167	$28	$33
Investment in hotel properties	316,401	337,807	321,839	350,087	366,882	388,870	397,861
Total assets	356,346	385,625	357,442	376,904	394,310	406,071	412,156
Total debt	141,931	159,157	138,706	170,584	172,672	174,475	173,085
Shareholders’ equity	190,053	189,766	194,515	184,205	198,716	209,078	213,425
Other Data:
Cash provided by (used in):
Operating activities	$13,417	$(135)	$19,115	$37,348	$39,589	$39,952	$34,605
Investing activities	(2,987)	(730)	6,344	(5,967)	(10,231)	(12,658)	(135,398)
Financing activities	(6,700)	5,680	(24,836)	(30,661)	(29,219)	(27,299)	100,662
Funds from operations(2)	11,105	13,070	24,017	26,583	31,268	31,793	30,326
Cash available for distribution(3)	6,862	10,753	17,485	16,768	23,483	24,735	24,093
Adjusted EBITDA(4)	19,178	22,623	42,915	47,339	52,770	52,078	46,043

(1)	Due to the acquisition by our TRS of the leasehold interest for 47 hotels effective July 1, 2002, only two of our wholly-owned hotels were under long-term leases with third parties as of June 30, 2003 — the Secaucus, NJ Holiday Inn and the Las Vegas, NV Hampton Inn. We assigned the Las Vegas lease to our TRS effective July 1, 2003 and expect to assign the Secaucus lease in early October, 2003. The acquisition price of $17,668 to acquire the 47 leases was expensed. As such, there is limited comparability between the annual and interim results for 2002 and 2003 and prior periods.

(2)	Funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is net income (loss) (determined in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (losses) from sales of property, plus depreciation and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). We further adjust FFO by subtracting preferred share distributions and income tax benefit, and adding lease acquisition expense and the change in deferred revenue during the period to eliminate the impact of Staff Accounting Bulletin No. 101. Therefore, our presentation of FFO may not be comparable to other similarly titled measures of other reporting companies. FFO is not intended to represent cash flows for the period. FFO has not been presented as an alternative to operating income, but as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002) in response to perceived drawbacks associated with net income under GAAP as applied to REITs. Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, we believe FFO (combined with our primary GAAP presentations required by the Securities and Exchange Commission (the “SEC”)) helps improve our equity holders’ ability to understand our operating performance and makes it easier than before to compare the results of one REIT with another. We only use FFO as a supplemental measure of operating performance. See the reconciliation of net income to FFO below.

(3)	We compute cash available for distribution (“CAD”) by subtracting capital expenditures and debt principal payments from FFO. CAD is a supplemental industry-wide measure of REIT operating performance that measures a REIT’s ability to generate cash and to distribute dividends to its shareholders. We believe CAD (combined with our primary GAAP presentations required by the SEC) helps improve our equity holders’ ability to understand our operating performance (including our ability to make required distributions to maintain our REIT status) and makes it easier than before to compare the results of one REIT with another. We only use CAD as a supplemental measure of operating performance. The calculation of CAD may vary from entity to entity and as such our presentation of CAD may not be comparable to other similarly titled measures of other reporting companies. CAD is not intended to represent cash flows for the period. CAD has not been presented as an alternative to operating income, but as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See reconciliation of FFO to CAD below.

(4)	We compute adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) by adding FFO, interest expense (including our share of interest expense from our joint ventures), amortization expense, and preferred stock dividends. Adjusted EBITDA is a supplemental industry-wide measure of REIT operating performance. We believe Adjusted EBITDA (combined with our primary GAAP presentations required by the SEC) helps improve our equity holders’ ability to understand our operating performance and makes it easier than before to compare the results of one REIT with another. We only use Adjusted EBITDA as a supplemental measure of operating performance. The calculation of Adjusted EBITDA may vary from entity to entity and as such our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other reporting companies. Adjusted EBITDA is not intended to represent cash flows for the period. Adjusted EBITDA has not been presented as an alternative to operating income, but as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See reconciliation of FFO to Adjusted EBITDA below.

Reconciliation of Net Income to Funds from Operations

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(In thousands)
Net income (loss)	$4,931	$(12,205)	$902	$10,485	$15,055	$16,901	$19,526
Minority interest allocation	94	(1,034)	(414)	272	625	1,026	1,349
Depreciation	9,668	10,400	20,586	21,355	21,177	20,565	16,389
Deferred revenue	564	7,634	(1,226)	727	499	—	—
(Gain) loss on sale of property	—	790	764	682	850	239	—
Income tax expense (benefit)	(683)	(6,714)	(7,325)	—	—	—	—
Lease acquisition expense	—	17,668	17,668	—	—	—	—
Preferred stock dividend	(3,469)	(3,469)	(6,938)	(6,938)	(6,938)	(6,938)	(6,938)

Funds from operations	$11,105	$13,070	$24,017	$26,583	$31,268	$31,793	$30,326

Reconciliation of Funds from Operations to Cash Available for Distribution

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(In thousands)
Funds from operations	$11,105	$13,070	$24,017	$26,583	$31,268	$31,793	$30,326
Capital expenditures	3,568	1,690	5,254	8,628	6,682	6,033	6,233
Debt principal payments	675	627	1,278	1,187	1,103	1,025	—

Cash available for distribution	$6,862	$10,753	$17,485	$16,768	$23,483	$24,735	$24,093

Reconciliation of Funds from Operations to Adjusted EBITDA

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(In thousands)
Funds from operations	$11,105	$13,070	$24,017	$26,583	$31,268	$31,793	$30,326
Interest expense	4,153	5,672	11,115	12,850	13,631	12,513	8,314
Amortization expense	451	412	845	968	933	834	465
Preferred stock dividends	3,469	3,469	6,938	6,938	6,938	6,938	6,938

Adjusted EBITDA	$19,178	$22,623	$42,915	$47,339	$52,770	$52,078	$46,043

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

      The following discussion is a summary of material federal income tax considerations that may be relevant to a prospective holder of the common stock and it is intended to replace the discussion under the caption “Federal Income Tax Considerations” in the accompanying prospectus. Hunton & Williams LLP has acted as our counsel and has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax consequences that are likely to be material to a holder of the common stock. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders who are subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions or broker-dealers, and, except as discussed below, tax-exempt organizations, foreign corporations, and persons who are not citizens or residents of the United States.

      The statements in this discussion and the opinion of Hunton & Williams LLP are based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary, and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus Supplement with respect to the transactions entered into or contemplated prior to the effective date of such changes.

      We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of Winston

      We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 1994. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

      In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT for our taxable years ended December 31, 1994 through December 31, 2002, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2003 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Hunton & Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

      If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our shareholders.

•	We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that a timely designation of such gain is made by us to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	If we acquire any asset from a C corporation (i.e., a corporation that generally is subject to full corporate-level tax) in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax generally is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition; and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

•	We will incur a 100% excise tax on transactions with a “taxable REIT subsidiary” that are not conducted on an arm’s-length basis.

Requirements for Qualification

      A REIT is a corporation, trust, or association that meets the following requirements:

1. it is managed by one or more trustees or directors;

2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. it would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws;

4. it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5. at least 100 persons are beneficial owners of its shares or ownership certificates;

6. no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include certain entities), during the last half of any taxable year;

7. it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

9. it meets certain other qualification tests, described below, regarding the nature of its income and assets.

      We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know (after exercising reasonable diligence) that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. In the case of a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, the beneficiaries of such a trust will be treated as holding shares of our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

      We have issued sufficient common stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of the common stock so that we should continue to satisfy requirements 5 and 6. The provisions of the charter restricting the ownership and transfer of the common stock are described in “Descriptions of Capital Stock — Restrictions on Ownership of Capital Stock” in the accompanying prospectus.

      A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

      In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of the Operating Partnership and of any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own or will acquire an interest, directly or indirectly (together, the “Partnership Subsidiaries”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

      REITs are permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries”. A TRS is a fully taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. In July 2002, we terminated our operating leases with our third-party lessees, and we entered into leases with our TRSs with respect to our hotels. Our TRS has engaged third-party management companies to manage those hotels. Our TRS is subject to corporate income tax on its taxable income. See “— Taxable REIT Subsidiaries.”

Income Tests

      We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or interests in real property;

•	dividends or other distributions on and gain from the sale of shares in other REITs; and

•	gain from the sale of real estate assets.

      Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities, income from certain hedging transactions, or any combination of the foregoing. Gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

      Rents from Real Property. Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS. See “— Taxable REIT Subsidiaries.”

•	Third, if the rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties. See “— Taxable REIT Subsidiaries.”

      Pursuant to percentage leases, our TRS leases from the Operating Partnership the land, buildings, improvements, furnishings, and equipment comprising the hotels, for terms of seven to twelve years. The percentage leases provide that the lessees are obligated to pay to the Operating Partnership or the Partnership Subsidiaries (1) the greater of a minimum base rent or percentage rent and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by room revenues (and food and beverage revenues, if applicable) for each of the hotels. Both base rent and the thresholds in the percentage rent formulas will be adjusted for inflation. Base rent accrues and is required to be paid monthly and percentage rent is payable either monthly or quarterly.

      In order for the base rent, percentage rent, and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

      In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, as evidenced by such factors as whether (1) the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, (2) the recipient shares the risk that the property will decline in value, (3) the recipient shares in any appreciation in the value of the property, (4) the recipient shares in savings in the property’s operating costs, or (5) the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; — the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

      Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

      We believe that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

•	the Operating Partnership and the Partnership Subsidiaries, on the one hand, and the lessees, on the other hand, intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the lessees have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases;

•	the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural elements, and generally dictate how the hotels are operated, maintained, and improved;

•	the lessees bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate and personal property taxes, property and casualty insurance premiums, the cost of periodic capital improvements, and the cost of periodic repair, replacement, or refurbishment of furniture, fixtures and equipment, to the extent that such costs do not exceed the allowance therefor under each percentage lease;

•	the lessees benefit from any savings in the costs of operating the hotels during the term of the percentage leases;

•	in the event of damage to or destruction of a hotel, the lessee are at economic risk because they are obligated either (1) to restore the property to its prior condition, in which event they will bear all costs of such restoration in excess of any insurance proceeds, or (2) to offer to purchase the hotel for an amount generally equal to the fair market value of the property, less any insurance proceeds;

•	the lessees generally have indemnified the Operating Partnership and the Partnership Subsidiaries against all liabilities imposed on the Operating Partnership and the Partnership Subsidiaries during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the lessees’ use, management, maintenance, or repair of the hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of the lessees, (4) taxes and assessments in respect of the hotels that are the obligations of the lessees, or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

•	the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

•	the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

•	the Operating Partnership and the Partnership Subsidiaries cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and — the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

      Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Operating Partnership and the Partnership Subsidiaries receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

      As described above, in order for the rent received by us to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

      More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

      Another requirement for qualification of our rent as “rents from real property” is that we must not own, actually or constructively, 10% or more of the stock of a corporate lessee or 10% or more of the interests in the assets or net profits of a non-corporate lessee (a “related party tenant”) other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee. Moreover, our charter prohibits transfers of our stock that would cause us to own, actually or constructively, 10% or more of the ownership interests in a lessee. Such charter provision is not intended to prevent us from leasing our hotels to TRSs. Based on the foregoing, we should never own, actually or constructively, 10% of more of any lessee other than a TRS. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.

      A TRS is permitted to lease hotels from the related REIT as long as the TRS does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. In addition, the hotels must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to the REIT and the TRS (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. In July 2002, we terminated our operating leases with our third-party lessees, and we entered into leases with our TRSs with respect to our hotels. Our TRSs have engaged third-party management companies to manage those hotels. See “— Taxable REIT Subsidiaries.”

      A third requirement for qualification of our rent as “rents from real property” is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). Prior to January 1, 2001, the personal property ratio was computed based on relative adjusted tax bases instead of fair market values. With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus lose our REIT status.

      A fourth requirement for qualification of our rent as “rents from real property” is that, other than within the 1% de minimis exception described above (i.e., we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property) and other than through a TRS, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because the Operating Partnership and the Partnership Subsidiaries do not perform any services other than customary ones for the lessees. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for the lessee of the property.

      If a portion of our rent from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee is a related party tenant, (3) the TRS that leases the hotel directly or indirectly manages or operates the hotel, or (4) we furnish noncustomary services to the tenants of the hotel other than through a qualifying independent contractor or a TRS or manage or operate a hotel other than through a qualifying independent contractor, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

      In addition to the rent, the lessees are required to pay to the Operating Partnership and the Partnership Subsidiaries certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that the Operating Partnership and the Partnership Subsidiaries are obligated to pay to third parties or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as “rents from real property,” but instead should be treated as interest that qualifies for the 95% gross income test.

      Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

      If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

      Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

      Our mezzanine loans generally will not be secured by a direct interest in real property. Instead, our mezzanine loans generally will be secured by ownership interests in an entity owning real property. In Revenue Procedure 2003-65, the Internal Revenue Service established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although we anticipate that most or all of our mezzanine loans will qualify for the safe harbor in Revenue Procedure 2003-65, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor. In those cases, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 only to the extent that the interest from those loans, combined with our other nonqualifying income, will not cause us to fail to satisfy the 75% gross income test. Any loan fees that our lending subsidiary receives other than commitment fees will not be qualifying income for purposes of the 75% or the 95% gross income test.

      Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of the assets owned by the Operating Partnership and the Partnership Subsidiaries is held for sale to customers and that a sale of any such asset would not be in the ordinary course of the owning entity’s business. We will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that the Operating Partnership and the Partnership Subsidiaries will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

      Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify for purposes of the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured; and

•	for which such REIT makes a proper election to treat such property as foreclosure property.

      However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

•	which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

      As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a percentage lease, we terminate the lessee’s leasehold interest, and we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

      Hedging Transactions. From time to time, we or the Operating Partnership enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we or the Operating Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or the Operating Partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

      Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

      We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Winston,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

      To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•	First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

•	Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

•	Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

•	Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

      For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a partnership if we own at least a 20% profits interest in the partnership).

      We believe that we will satisfy the asset tests set forth above. Our mezzanine loans generally will be secured by ownership interests in an entity owning real property. We anticipate that most or all of our mezzanine loans will qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the first, second, and third asset tests. See “— Income Tests.” However, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities for purposes of the 10% value test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 or as “straight debt” securities only to the extent that such loans will not cause us to fail the asset tests described above.

      If we should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Distribution Requirements

      Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

      We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

      It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may recognize original issue discount income from our hotel loans in advance of the related cash flow or be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

      Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

      See “— Recent Tax Legislation” for a discussion of new tax legislation that reduces the tax rate on dividends received by domestic noncorporate taxpayers.

Recordkeeping Requirements

      We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding stock. We have complied, and intend to continue to comply, with such requirements.

Failure to Qualify

      If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

      As used herein, the term “U.S. shareholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

      As long as we qualify as a REIT, a taxable “U.S. shareholder” must take into account distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or retained long-term capital gain as ordinary income. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to the preferred stock and then to the common stock.

      A U.S. shareholder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held our common stock. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain, to the extent that we designate such amount in a timely notice to such shareholder. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

      To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent it does not exceed the adjusted tax basis of the U.S. shareholder’s common stock. Instead, such distribution will reduce the adjusted tax basis of such common stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its common stock, such shareholder will recognize long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

      Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income.

      Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Stock

      In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. shareholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. shareholder purchases other shares of common stock within 30 days before or after the disposition.

Capital Gains and Losses

      A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year occurring from May 7, 2003 through December 31, 2008. See “Recent Tax Legislation.” The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

      We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See “— Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see “— Requirements for Qualification” above); and

•	either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Shareholders

      The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

      A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. A non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

      A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such a distribution will reduce the adjusted basis of such common stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

      We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

      For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws referred to as FIRPTA. The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

      A non-U.S. shareholder generally will not incur tax under FIRPTA upon a sale of shares of our common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA upon a sale of shares of our common stock if the common stock is “regularly traded” on an established securities market. Because our common stock is regularly traded on an established securities market, a non-U.S. shareholder will not incur tax under FIRPTA unless it owns, actually or constructively, more than 5% of our common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Other Tax Consequences

Tax Aspects of our Investments in the Operating Partnership and the Partnership Subsidiaries

      The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Operating Partnership and the Partnership Subsidiaries (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

      Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if:

•	the entity had a reasonable basis for its claimed classification;

•	the entity and all members of the entity recognized the federal tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997; and

•	neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

      Each Partnership in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect prior to January 1, 1997. In addition, each Partnership intends to continue to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

      A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

      Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion.

      We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification — Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

      Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

      Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

      Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

      Under the Operating Partnership’s partnership agreement, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the Operating Partnership will be specially allocated to the contributing partners to the extent of any built-in or loss gain with respect to such property for federal income tax purposes.

      Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Operating Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Operating Partnership;

•	increased by our allocable share of the Operating Partnership’s income and our allocable share of indebtedness of the Operating Partnership; and

•	reduced, but not below zero, by our allocable share of the Operating Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership.

      If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership’s distributions, or any decrease in our share of the indebtedness of the Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

      Depreciation Deductions Available to the Operating Partnership. To the extent that the Operating Partnership acquired its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by the Operating Partnership. The Operating Partnership depreciates such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation (“MACRS”). Under MACRS, the Operating Partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Operating Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the Operating Partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. The Operating Partnership’s initial basis in hotels acquired in exchange for units in the Operating Partnership should be the same as the transferor’s basis in such hotels on the date of acquisition by the Operating Partnership. Although the law is not entirely clear, the Operating Partnership generally depreciates such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Operating Partnership’s tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

      Generally, any gain realized by the Company or a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

      Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification — Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Taxable REIT Subsidiaries

      As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation. A TRS may lease hotels from us under certain circumstances, provide services to our tenants, and perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities. We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      A TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. However, rents received by us from a TRS pursuant to a hotel lease will qualify as “rents from real property” as long as the hotel is operated on behalf of the TRS by a person who satisfies the following requirements:

•	such person is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS;

•	such person does not own, directly or indirectly, more than 35% of our stock;

•	no more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our stock; and

•	we do not directly or indirectly derive any income from such person.

      A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

      The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. Thus, for example, to the extent the rent paid by a TRS to us exceeds an arm’s-length amount, such rent might be subject to the excise tax.

      In July 2002, we terminated our operating leases with our third-party lessees, and we entered into leases with our TRS with respect to our hotels. Our TRS has engaged third-party management companies to manage those hotels. Moreover, we have represented that, with respect to properties that we lease to our TRS in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS. Furthermore, we believe that all transactions between us and our TRS are conducted on an arm’s-length basis.

State and Local Taxes

      We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our common stock.

Recent Tax Legislation

      On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax legislation reduces the maximum tax rate for domestic noncorporate taxpayers for long-term capital gains generally from 20% to 15% (for sales occurring from May 7, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends generally will not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends generally will apply to:

•	your long-term capital gains, if any, recognized on the disposition of our common stock;

•	our distributions designated as long-term capital gain dividends (except to the extent attributable to “section 1250 property,” in which case such distributions would continue to be subject to a 25% tax rate);

•	our dividends attributable to dividends received by us from non-REIT corporations, such as our TRSs; and

•	our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

In general, to qualify for the reduced tax rate on dividends, a shareholder must hold our common stock for more than 60 days during the 120-day period beginning on the date which is 60 days before the date on which our common stock becomes ex-dividend.

UNDERWRITING

      Subject to the terms and conditions in the underwriting agreement, dated September 15, 2003, the underwriters named below have severally agreed to purchase the number of shares of common stock set forth opposite their respective names.

Underwriters	Number of Shares

Friedman, Billings, Ramsey & Co., Inc.	2,362,500
Raymond James & Associates, Inc.	2,100,000
BB&T Capital Markets, a Division of Scott & Stringfellow, Inc.	787,500

Total	5,250,000

      The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to approval by their counsel of legal matters and to other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus supplement and the accompanying prospectus other than those covered by the over-allotment option described below.

      The underwriters propose to offer the shares of common stock directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to various dealers at that price less a concession not to exceed $0.29 per share, of which $0.10 may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No reduction shall change the amount of proceeds to be received by us as indicated on the cover page of this prospectus supplement. The common stock is offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

      We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase from time to time up to an aggregate of 787,500 additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discount. If the underwriters exercise their over-allotment option to purchase any of the additional 787,500 shares of common stock, each underwriter, subject to certain conditions, will become obligated to purchase its pro-rata portion of these additional shares based on the underwriter’s percentage purchase commitment in the offering as indicated in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus supplement are being sold. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

      The following table summarizes the underwriting compensation to be paid to the underwriters by us. These amounts assume both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Without	With
	Over-allotment	Over-allotment

Per share	$0.49775	$0.49775
Total	$2,613,187	$3,005,165

      We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $800,000. This amount includes a fee of $175,000 payable to Johnson Capital, Inc. for financial advisory services provided to us in connection with this offering.

      We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

      Each of our executive officers and directors has agreed, subject to specified exceptions, not to:

•	offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of common stock, any of our or our subsidiaries’ other equity securities or any securities convertible into or exercisable or exchangeable for shares of our common stock or any such equity securities; or

•	establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences associated with the ownership of any shares of our common stock or of our or our subsidiaries’ other equity securities (regardless of whether any of these transactions are to be settled by the delivery of common stock, other securities, cash or otherwise)

for a period of 90 days after the date of this prospectus supplement without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus supplement. However, Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements. Our executive officers may make cash-less exercises of options to purchase our common stock during this period. There are no other existing agreements between the underwriters and any officer or director who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

      In addition, we have agreed that, for 90 days after the date of this prospectus supplement, we will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of options or shares of common stock upon the exercise of outstanding options or warrants, the issuance of options or shares of common stock under existing stock option and incentive plans, the issuance of limited partnership units in WINN Limited Partnership or of other securities convertible into common stock issued in connection with the acquisition of hotel properties and the issuance of shares of common stock upon redemption of units. We also have agreed that we will not consent to the disposition of any shares held by officers or directors subject to lock-up agreements prior to the expiration of their respective lock-up periods unless pursuant to an exception to those agreements or with the consent of Friedman, Billings, Ramsey & Co., Inc.

      The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A “syndicate covering transaction” is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A “penalty bid” is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to an underwriter in connection with this offering if the common stock originally sold by that underwriter is purchased by the underwriters in a syndicate covering transaction and has therefore not been effectively placed by such underwriter. The underwriters have advised us that these transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

      Our common stock is listed on the New York Stock Exchange under the symbol “WXH.”

      Certain representatives of the underwriters or their affiliates from time to time perform investment banking and other financial services for us and our affiliates for which they have received advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. In addition, an affiliate of BB&T Capital Markets, a division of Scott & Stringfellow, Inc. is a lender under our line of credit, and will receive a portion of the net proceeds of this offering when we repay borrowings under that line of credit with those proceeds.

EXPERTS

      The consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 of Winston Hotels, Inc. included in the Form 10-K for the year ended December 31, 2002 and incorporated by reference in this prospectus supplement, have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

      Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Winston & Strawn LLP, Chicago, Illinois.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to “incorporate by reference” information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the completion of this offering:

1. Annual Report on Form 10-K for the year ended December 31, 2002;

2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

3. Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders held on May 6, 2003; and

4. Form 8-A filed with the SEC on August 1, 1997 and Form 8-A/A filed with the SEC on August 8, 1997.

      We will provide to each person, including any beneficial owner, to whom a prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in, but not delivered with, this prospectus supplement or the accompanying prospectus (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into such filings, this prospectus supplement or the accompanying prospectus). You may request a copy of such information, at no cost, by writing us at the following address or contacting us at the following telephone number:

Winston Hotels, Inc.

2626 Glenwood Avenue, Suite 200
Raleigh, North Carolina 27608
Attention: Vice President of Finance & Controller
Phone: (919) 510-7714

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Exchange Act, and accordingly we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the following public reference facilities of the SEC: Public

Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You also may obtain copies of these reports, proxy statements and information at prescribed rates from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the operations of the public reference facilities. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as our company, that file electronically with the SEC. The address of this Web site is http://www.sec.gov. Our SEC filings are also available on our Web site at http://www.winstonhotels.com. The contents of our Web site do not constitute, directly or through incorporation, any part of this prospectus supplement or the accompanying prospectus. Our SEC filings also are available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 15, 2003

WINSTON HOTELS, INC.
(Exact name of registrant as specified in charter)

North Carolina (State or other jurisdiction of incorporation)	0-23732 (Commission File Number)	56-1872141 (IRS Employer Identification No.)

2626 Glenwood Avenue, Suite 200
Raleigh, North Carolina
(Address of principal executive offices)
27612
(Zip Code)

Registrant’s telephone number, including area code: (919) 510-6017

Not Applicable
(former name or former address if changed since last report)

ITEM 5. OTHER EVENTS

On September 16, 2003, Winston Hotels, Inc. announced the public offering by the company of 5,250,000 shares of its common stock, par value $.01 per share. On September 16, 2003, the company issued a press release with respect to the offering. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

	1.1	Underwriting Agreement, dated September 15, 2003, by and among Friedman, Billings, Ramsey & Co., Inc., Raymond James & Associates, Inc., BB&T Capital Markets, a Division of Scott & Stringfellow, Inc., Winston Hotels, Inc. and WINN Limited Partnership.

	8.1	Opinion of Hunton & Williams LLP with respect to certain tax matters.

	99.1	Press release dated September 16, 2003 announcing the company’s offering of 5,250,000 shares of common stock.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINSTON HOTELS, INC.

Date: September 16, 2003	By:	/s/ Joseph V. Green

Name: Joseph V. Green
Title: Executive Vice President and Chief Financial Officer

3

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 15, 2003, by and among Friedman, Billings, Ramsey & Co., Inc., Raymond James & Associates, Inc., BB&T Capital Markets, a Division of Scott & Stringfellow, Inc., Winston Hotels, Inc. and WINN Limited Partnership.

8.1	Opinion of Hunton & Williams LLP with respect to certain tax matters.

99.1	Press release dated September 16, 2003 announcing the company’s offering of 5,250,000 shares of common stock.

4

PROSPECTUS

$200,000,000

Winston Hotels, Inc.

Common Stock and Preferred Stock

        Winston Hotels, Inc. (the “Company”) may from time to time offer (i) shares of its common stock, $.01 par value per share (the “Common Stock”), and (ii) in one or more series or classes, shares of its preferred stock, $.01 par value per share (“Preferred Stock”), with an aggregate public offering price of up to $200,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Common Stock and Preferred Stock (collectively, the “Securities”) may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a “Prospectus Supplement”).

      The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, any initial public offering price and (ii) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and all other specific terms of the Preferred Stock. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust (“REIT”) for federal income tax purposes.

      The applicable Prospectus Supplement also will contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on an interdealer quotation system or a securities exchange of, the Securities covered by such Prospectus Supplement.

      The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See “Plan of Distribution.” No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

       SEE “RISK FACTORS” BEGINNING ON PAGE 6 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE OFFERED SECURITIES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 4, 1997.

AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661-2511. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. In addition, the Company’s Common Stock currently is traded on the New York Stock Exchange (“NYSE”) and such reports, proxy and information statements and other information concerning the Company can be inspected and copied at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, with respect to the Securities. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Company and the Securities, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents heretofore filed by the Company (File No. 0-23732) with the Commission are incorporated herein by reference and made a part hereof:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 1996;

(b) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

(c) the Company’s Current Report on Form 8-K dated May 7, 1996, as amended by the Company’s Current Report on Form 8-K/ A filed with the Commission on July 18, 1996; and the Company’s Current Report on Form 8-K dated July 11, 1997;

(d) the combined statements of income, equity and cash flows of the Impac Acquisition Hotels (described in Note 1 to those financial statements) for the year ended December 31, 1995, included in the Company’s Registration Statement on Form S-3 (File No. 333-03986); and

(e) the description of the Common Stock of the Company included in the Company’s Registration Statement on Form 8-A, dated August 1, 1997, including any amendment or report filed for the purpose of updating such description.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any applicable Prospectus Supplement) or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement.

      The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Winston Hotels, Inc., 2209 Century Drive, Suite 300, Raleigh, North Carolina 27612, Attention: Secretary, telephone number (919) 510-6010.

THE COMPANY

      The Company is a self-advised and self-administered equity REIT that, either directly or through WINN Limited Partnership (the “Partnership”), owns 35 hotels as of September 2, 1997 (the “Hotels”), and is developing four Homewood Suites® hotels, and one Courtyard by Marriott® hotel. In addition, the Company has signed contracts or letters of intent to acquire three additional hotels, which contain an aggregate of 393 rooms, for a total purchase price of $23.7 million. The Company is the sole general partner of the Partnership and, at September 2, 1997, owned an approximately 90.1% interest in the Partnership. The following table sets forth, as of September 2, 1997, certain information regarding the Company’s hotels:

Franchise Affiliation	Number of Hotels	Number of Rooms

Hampton Inn®	15	1,809
Comfort Inn®	9	1,293
Homewood Suites®	2	232
Comfort Suites®	2	277
Courtyard by Marriott®	2	330
Holiday Inn Express®	2	208
Hampton Inn & Suites®	1	136
Holiday Inn Select®	1	244
Quality Suites®	1	168

Total	35	4,697

      The Company and Promus Hotels, Inc. (“Promus”) have entered into various agreements relating to the acquisition of hotels by the Company from Promus. Specifically, the Company has agreed to purchase one additional Homewood Suites hotel (the “Homewood Development Hotel”) being developed by Promus. In addition, Promus has granted the Company an option to purchase additional Homewood Suites hotels (the “Homewood Option Hotels”) during the three year period ending April 2000. The Company also has agreed to use its best efforts over an eight year period to spend at least $100 million to acquire hotels from Promus or develop hotels franchised by Promus, including the Homewood Development Hotel and the Homewood Option Hotels. Promus has agreed to invest up to an additional $13.5 million in the Company’s Common Stock from time to time, based on purchases by the Company of the Homewood Development Hotel and Homewood Option Hotels. To date, Promus has invested approximately $1.5 million in the Common Stock.

      To enable the Company to qualify as a REIT, the Company or the Partnership, as applicable, leases the Hotels to Winston Hospitality, Inc. (the “Lessee”) pursuant to leases (the “Percentage Leases”) providing for rent payments based, in part, on revenues from the Hotels (“Percentage Rent”). The Lessee pays rent to the Company and the Partnership under the Percentage Leases and, in addition, pays all franchise fees, management fees and other operating expenses of the Hotels. The Lessee operates 25 of the Hotels, Interstate Management and Investment Corporation (“IMIC”) operates nine of the Hotels and Promus operates one of the Hotels. Promus also will manage additional Homewood Suites hotels developed by it and acquired by the Company.

      The Company’s growth strategy is to enhance shareholder value by increasing Cash Available for Distribution (as defined herein) per share of Common Stock through implementation of the Company’s (i) internal growth strategy, (ii) acquisition strategy, (iii) development strategy and (iv) rehabilitation strategy. The Company’s internal growth strategy is to establish and maintain a high occupancy rate at each hotel followed by increases in average daily rate (“ADR”), which in turn increase Percentage Lease revenues to the Company. The Company’s acquisition strategy is to purchase hotels with strong, national franchise affiliations in growth markets at prices that result in attractive long-term returns. The Company seeks to acquire properties in locations with relatively high demand for rooms, a relatively low supply of hotel properties and barriers to easy entry into the hotel business, such as a scarcity of suitable lots or zoning restrictions. The Company’s development strategy has two primary objectives: (i) adding high-quality hotels to its portfolio and (ii) creating long-term returns to the Company that exceed those that can be achieved through acquisitions. In considering development opportunities, the Company will review the availability and pricing of existing hotels for sale in the area that meet the Company’s acquisition criteria, the availability of lots suitable for development, the costs and risks of developing and the availability of financing, as well as any other factors the Company deems relevant. The Company’s rehabilitation strategy focuses on identifying underperforming hotel properties that would benefit substantially from renovation and quality management. The Company, therefore, may acquire hotel properties that could benefit from renovations, including hotels requiring complete renovation. The Company intends to finance acquisitions and development through the offering of the Securities or other follow-on offerings, from borrowings under its available $125 million line of credit (the “Line of Credit”), from joint venture agreements and from the issuance of other debt or equity securities.

      The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its short taxable year ended December 31, 1994. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income. In connection with the Company’s election to be taxed as a REIT, the Company’s Articles of Incorporation (the “Articles of Incorporation”) impose certain restrictions on the transfer and ownership of shares of Common Stock. See “Restrictions on Ownership of Common Stock.” The Company has adopted the calendar year as its taxable year. The Articles of Incorporation limit consolidated indebtedness to 45% of the Company’s investment in hotel properties, at its cost.

      The Company will contribute all of the net proceeds from the sale of the Securities offered hereby to the Partnership in exchange for units of partnership interest in the Partnership (“Units”). Unless the context otherwise requires, all references herein to the business and assets of the Company refer to Winston Hotels, Inc., the Partnership and their respective subsidiaries, on a consolidated basis.

      The Company’s executive offices are located at 2209 Century Drive, Suite 300, Raleigh, North Carolina 27612, and its telephone number is (919) 510-6010.

RISK FACTORS

      In addition to the other information contained in, or incorporated by reference into, this Prospectus and any Prospectus Supplement, prospective investors should carefully consider the following factors in evaluating an investment in the Securities offered hereby.

Development Risks

      The Company is currently developing five hotel properties and intends to develop additional hotel properties as suitable opportunities arise. New project development is subject to a number of risks, including risks of construction delays or cost overruns that may increase project costs, and new project commencement risks such as competition for suitable development sites, receipt of zoning, occupancy and other required governmental permits and authorizations and the incurrence of substantial development costs in connection with projects that are not pursued to completion. The Company anticipates that its development projects will be financed with the Line of Credit or other secured or unsecured financing. There can be no assurances, however, that the Company will complete the development of any projects it begins or that the development and construction activities will be completed in a timely manner or within budget. The Company also intends to rehabilitate existing hotel properties that the Company believes are underperforming and such rehabilitation projects will be subject to the same risks as development projects.

Risks of Rapid Growth

      Since the Company’s May 1994 initial public offering (the “IPO”), the number and geographic dispersion of the Company’s hotel properties has increased substantially. The Company’s growth strategy contemplates additional hotel acquisitions that meet its investment criteria, as well as hotel development, further increasing the number and geographic dispersion of the hotel properties in which it owns interests. The Company’s ability to grow depends upon the ability of the Lessee and any third-party manager retained by the Lessee to manage effectively the Hotels, as well as any additional hotels in which the Company invests. The Lessee’s or its third-party managers’ ability to operate additional hotels under Percentage Leases or under management agreements, with current staffing levels and office locations, may diminish as the Company acquires additional hotels. Such growth may require the Lessee to hire additional personnel, engage additional third-party managers, and operate in new geographic locations.

Dependence on Rent Payments under Percentage Leases;

Limited Financial Resources of the Lessee

      The Company must rely on the Lessee, either directly or under contracts with managers such as IMIC and Promus, to generate sufficient cash flow from the operation of the Hotels to enable the Lessee to meet its rent obligations under the Percentage Leases. Ineffective operation of the Hotels may result in the Lessee being unable to pay rent to the Company and the Partnership as required under the Percentage Leases. The obligations of the Lessee under the Percentage Leases are unsecured. Other than inventory and working capital, the Lessee has only nominal assets in addition to its rights and benefits under the Percentage Leases. See “— Hotel Industry Risks — Competition.”

Acquisition of Hotels with No Operating History

      The Homewood Development Hotel, the Homewood Option Hotels and the hotels currently under development by the Company have no operating history. The Company and the Lessee have negotiated, or will negotiate, the Percentage Rent formulas for these hotels based on projections of occupancy and ADR for the area in which each of these hotels is or will be located. Consequently, the Company will be subject to risks that these hotels will not achieve anticipated occupancy or ADR levels. Similarly, during the start-up period, room revenues may be less than required to result in the payment of rent at levels that provide the Company with an attractive return on its investments.

Lack of Control over Operations of the Hotels

      Neither the Company nor the Partnership can operate any hotel or participate in the decisions affecting the daily operations of any hotel. Either the Lessee under the Percentage Leases, or an operator such as IMIC and Promus under management agreements with the Lessee, will control the daily operations of the Hotels. Neither the Company nor the Partnership has the authority to require any hotel to be operated in a particular manner, or to govern any particular aspect of the daily operations of any hotel (e.g., setting room rates). Thus, even if the Company’s management believes the Hotels are being operated inefficiently or in a manner that does not result in anticipated rent payments to the Company or Partnership under the Percentage Leases, neither the Company nor the Partnership may require a change to the method of operation. The Company is limited to seeking redress only if the Lessee violates terms of the Percentage Leases, and then only to the extent of the remedies set forth therein.

Hotel Industry Risks

  Operating Risks

      The Hotels are subject to all operating risks common to the hotel industry. These risks include: competition from other hotels; past over-building in the hotel industry which has adversely affected occupancy and ADR; increases in operating costs due to inflation, which increases have not in recent years been, and may not necessarily in the future be, offset by increased room rates; dependence on business and commercial travelers and tourism; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. These factors could adversely affect the Lessee’s ability to make lease payments and, therefore, the Company’s ability to make expected distributions to shareholders. Further, decreases in room revenues of the Hotels will result in decreased revenues to the Company and the Partnership under the Percentage Leases and decreased Cash Available for Distribution (defined as net income (loss), excluding gains (or losses) from debt restructuring or sales of properties, plus depreciation and amortization and minority interest, minus capital expenditures and principal payments of indebtedness) to the Company’s shareholders.

  Competition

      Competition for Guests. The hotel industry is highly competitive. The Hotels compete with other hotel properties in their geographic markets. As industry conditions continue to improve, new competing hotels may be opened in the Company’s markets and in markets in which the Company may acquire hotels in the future.

      The Midscale (Without Food & Beverage) segment of the hotel industry, which includes Holiday Inn Express, Hampton Inn, Hampton Inn & Suites and Comfort Inn hotels, and the Upscale segment of the hotel industry, which includes Courtyard by Marriott and Homewood Suites, are experiencing a greater percentage increase in room supply than other segments of the industry. Room supply for the Midscale (Without Food & Beverage) segment grew 12.1% in 1995 and 14.7% in 1996, and room supply for the Upscale segment grew 4.4% in 1995 and 5.7% for 1996, each as compared to 1.2% in 1995 and 2.1% in 1996 for all U.S. hotels. Although growth in demand for Upscale hotels (4.5% in 1995 and 6.0% in 1996) exceeded growth in supply in each of these periods, respectively, growth in demand for Midscale (Without Food & Beverage) hotels (11.7% in 1995 and 12.0% in 1996) was less than growth in supply in each of these periods. Continued increases in supply could result in decreased ADR, occupancy and revenue per available room (“REVPAR”) at the Company’s hotels competing in the Midscale (Without Food & Beverage) and Upscale segments.

      Competition for Acquisitions. The Company competes for acquisition opportunities with entities that have substantially greater financial resources than the Company. These entities may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell. Further, the Company faces competition for acquisition opportunities from other REITs and entities organized for purposes substantially similar to the Company’s objectives, including entities which do not need to utilize a lessee to operate the hotel and who therefore may be able to offer a higher price to sellers than can the Company.

  Seasonality of Hotel Business

      The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality, and the structure of the Percentage Leases, which provide for a higher percentage of room revenues above stated equal quarterly levels to be paid as Percentage Rent, can be expected to cause fluctuations in the Company’s quarterly lease revenues from the Percentage Leases. The lease revenues may vary by season as a result of the tiered, progressive formulas under which Percentage Rent is calculated.

  Concentration of Investments; Proximity to Coast

      Fourteen of the 35 Hotels are located in the State of North Carolina, with six of the Hotels located in the Raleigh/ Durham, North Carolina area and three of the Hotels located in Wilmington, North Carolina. In the future, the Company could increase the concentration of its investments in North Carolina and, particularly, in the Raleigh/Durham area where the Company currently is developing two hotels. The concentration of the Company’s investments in North Carolina could result in adverse events or conditions which affect those areas particularly, such as increases in room supply, a hurricane or other natural disaster, having a more significant negative effect on the operation of the Hotels, and ultimately amounts available for distribution to shareholders of the Company, than if the Company’s investments were geographically diversified.

      In addition to the Company’s concentration of investment in North Carolina, three of the Hotels are located in the metropolitan Atlanta area. The Company also currently is developing a Homewood Suites hotel in Alpharetta, Georgia, a suburb of Atlanta. The concentration of the Company’s investments in one metropolitan area can result in adverse events or conditions that affect that metropolitan area having a more significant negative effect on the operations of the Hotels and, ultimately, amounts available for distribution to shareholders of the Company.

      Several of the Hotels are located near the Atlantic Ocean and are exposed to more severe weather than hotels located inland. These Hotels are also exposed to salt water and humidity, which result in increased or more rapid wear on the hotels’ weatherproofing and mechanical, electrical and other systems. As a result, the Company may incur additional expenditures for capital improvements.

  Emphasis on Hampton Inn and Comfort Inn Hotels

      Fifteen of the 35 Hotels are operated as Hampton Inn hotels; one is operated as a Hampton Inn & Suites hotel; nine are operated as Comfort Inn hotels; and two are operated as Comfort Suites hotels. The Company is subject to risks inherent in concentrating investments in these franchise brands, such as a decrease in business because of adverse publicity related to the brands.

  Operating Costs and Capital Expenditures; Hotel Renovation

      Hotels have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of furniture, fixtures and equipment. Under the terms of the Percentage Leases, the Company and the Partnership are obligated to pay the cost of certain capital expenditures at the Hotels and to pay for furniture, fixtures and equipment. Franchisors may also require periodic capital improvements to the Hotels as a condition of retaining the franchise licenses. If these expenses exceed the Company’s estimate, the additional cost could have an adverse effect on Cash Available for Distribution per share of Common Stock. In addition, the Company intends to invest selectively in hotels that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels.

Conflicts of Interest

      Because of the ownership in and positions with the Company and the Lessee of affiliates of Charles M. Winston and Robert W. Winston, III, there are inherent conflicts of interest in the ongoing lease and operation of the Hotels.

               No Arm’s Length Bargaining on Percentage Leases and Purchase Contracts for Hotels Owned by Winston Affiliates

      The terms of the Percentage Leases and the contracts pursuant to which the Partnership acquired ten hotels in connection with the IPO (the “Initial Hotels”) and four other hotels (the “Affiliate Acquisition Hotels”) in the past from affiliates of Charles M. Winston and Robert W. Winston, III were not negotiated on an arm’s length basis. The Company believes, however, that the terms of such agreements are fair to the Company. The Independent Directors (directors who do not serve as officers or employees of the Company or its subsidiaries and are not affiliates of any advisor to or lessee of any property of the Company) and the Company obtained separate, independent appraisals of each Affiliate Acquisition Hotel, each of which indicated a fair market value that was greater than the purchase price of the related Affiliate Acquisition Hotel. The Independent Directors determined that the acquisition of the Initial Hotels and the Affiliate Acquisition Hotels was in the best interests of the Company and its shareholders and approved the acquisition of such Hotels and the terms of the Percentage Leases. The Company does not own any interest in the Lessee. The Lessee is owned by Robert W. Winston, III, President and director of the Company, and John B. Harris, Jr., President and director of the Lessee. Because Mr. Winston is a director and shareholder of the Lessee, as well as an officer and director of the Company, there is a conflict of interest with respect to the enforcement and termination of the Percentage Leases.

Conflicts Relating to Sale of the Initial Hotels and the Affiliate Acquisition Hotels

      The limited partners of the Partnership other than the Company (the “Limited Partners”), including Robert Winston and Charles Winston (President and Chairman of the Board of the Company, respectively), may have unrealized gain in their interests in the Initial Hotels and the Affiliate Acquisition Hotels. The Partnership’s sale of any of those Hotels may cause adverse tax consequences to the Limited Partners. Therefore, the interests of the Company and the Limited Partners could conflict in connection with the disposition of one or more of those 14 Hotels. However, decisions with respect to the disposition of all hotel properties in which the Company invests will be made by a majority of the Board of Directors, which majority must include a majority of the Independent Directors when the disposition involves an Initial Hotel or an Affiliate Acquisition Hotel.

Dependence on Management

      The Company is dependent upon the efforts and expertise of its executive officers for its day-to-day operations and strategic business direction. The loss of their services could have an adverse effect on the operations of the Company.

Real Estate Investment Risks

  General Risks

      The Company’s investments will be subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company’s real estate investments and the Company’s income and ability to make distributions to its shareholders is dependent upon the ability of the Lessee, or an operator such as IMIC or Promus, to operate the Hotels in a manner sufficient to maintain or increase revenues, to generate sufficient income in excess of operating expenses and to make rent payments under the Percentage Leases. Income from the Hotels may be adversely affected by adverse changes in national economic conditions, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotel properties, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war and adverse changes in zoning laws, many of which are beyond the control of the Company.

  Illiquidity of Real Estate

      Real estate investments are relatively illiquid. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company’s investment. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. Also, no assurances can be given that the market value of any of the Hotels will not decrease in the future.

  Environmental Matters

      Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner’s ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials (“ACMs”) into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances, including ACMs. In connection with the ownership of the Hotels, the Company, the Partnership, the Lessee or any third-party manager, as the case may be, may be potentially liable for any such costs. Phase I environmental site assessments (“ESAs”) were obtained on all of the Hotels prior to their acquisition. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I ESA reports have not revealed any environmental condition, liability or compliance concern that the Company believes would have a material adverse effect on the Company’s business, assets or results of operations, nor is the Company aware of any such condition, liability or concern. However, these reports may not reveal all environmental conditions, liabilities or compliance concerns. Further, there may be material environmental conditions, liabilities or compliance concerns that arose at a Hotel after the related Phase I ESA report was completed of which the Company is otherwise unaware.

  Uninsured and Underinsured Losses

      Each Percentage Lease specifies comprehensive insurance to be maintained on each of the Hotels, including liability, fire and extended coverage. Management believes such specified coverage is of the type and amount customarily obtained for or by an owner on real property assets. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, and other acts of God, that may be uninsurable or not economically insurable. The Company’s Board of Directors will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company’s investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company’s lost investment. Certain factors, including inflation, changes in building codes and ordinances and environmental considerations, also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

Compliance with Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations

      Under the Americans with Disabilities Act of 1990 (the “ADA”), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that the Hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in other governmental rules and regulations or enforcement policies affecting the use and operation of the Hotels, including changes to building codes and fire and life safety codes, may occur. If the Company were required to make expenditures to comply with the ADA or other changes in governmental rules and regulations, the Company’s ability to make distributions to its shareholders could be adversely affected.

  Fluctuations in Property Taxes

      Each Hotel is subject to real and personal property taxes. The real and personal property taxes on hotel properties in which the Company invests may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Company’s ability to make distributions to its shareholders would be adversely affected.

Risks of Leverage

      All indebtedness incurred by the Company under the Line of Credit matures on November 1, 1998 (the “Maturity Date”). There can be no assurance that the Company will be able to extend or refinance any outstanding indebtedness under the Line of Credit on the Maturity Date or that the terms of any refinancings or extensions would be as favorable to the Company as the existing terms of the Line of Credit. The Line of Credit is secured by 28 Hotels, which will increase as the Company elects to fully utilize the $125 million maximum amount available under the Line of Credit. If the Company is unable to obtain favorable refinancing of its outstanding indebtedness at the Maturity Date or an extension of the Line of Credit, it could be required to liquidate one or more Hotels or lose one or more Hotels to foreclosure, either of which would result in financial loss to the Company. If the Company’s cash flow from the Hotels securing the Line of Credit decreases such that the Company’s borrowing availability under the Line of Credit (the “Line Availability”) is less than the amount outstanding under the Line of Credit, the Company must either (i) provide additional collateral to increase the Line Availability or (ii) repay the excess of the amounts outstanding under the Line of Credit over the Line Availability.

      The Line of Credit generally bears interest at the variable rate of LIBOR plus 1.75%. Economic conditions could result in higher overall interest rates, which could increase debt service requirements on variable rate debt and could reduce the amount of Cash Available for Distribution.

      There can be no assurances that the Company, upon the incurrence of debt, will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including Hotels, to foreclosure. Adverse economic conditions could result in higher interest rates, which could increase debt service requirements on floating rate debt and could reduce the amounts available for distribution to shareholders. The Company may obtain one or more forms of interest rate protection (swap agreements, interest rate cap contracts, etc.) to hedge against the possible adverse effects of interest rate fluctuations. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties at times which may not permit realization of the maximum return on such investments.

Risks of Operating Hotels Under Franchise Agreements

      All of the Hotels are subject to franchise agreements. The Lessee holds the franchise licenses for the Hotels. The Company guarantees the Lessee’s obligations to make franchise license payments under the franchise licenses for the Hotels. Certain franchisors are requiring certain of the Hotels to be operated under conditional franchise licenses, subject to completion of certain capital improvements prior to issuance of a permanent license. Failure to complete the improvements in a manner satisfactory to a franchisor could result in the cancellation of a franchise agreement. In addition, hotels in which the Company invests subsequently may be operated pursuant to franchise agreements. The continuation of the franchises is subject to specified operating standards and other terms and conditions. Franchisors typically periodically inspect licensed properties to confirm adherence to operating standards. The failure of a hotel to maintain such standards or adhere to such other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements which the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Directors may elect to allow the franchise license to lapse. In any case, if a franchise is terminated, the Company and the Lessee may seek to obtain a suitable replacement franchise, or to operate the Hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

Risks Associated with Homewood Development Hotel

      The Company has agreed to acquire the Homewood Development Hotel from Promus shortly after such hotel is completed. Under the terms of the Company’s agreement with Promus, the Homewood Development Hotel will be built to specifications set forth in that agreement. The Company’s obligation to purchase the Homewood Development Hotel is contingent upon the hotel meeting the applicable construction specifications. Because the Homewood Development Hotel is currently under development, there can be no assurances that such will be completed to the specifications to which the Company has agreed, and, therefore, there can be no assurances that the Company will acquire such hotel. In addition, the Company’s agreement to purchase the Homewood Development Hotel is subject to the hotel’s completion by a date specified in the agreement between the Company and Promus. There can be no assurances that the Homewood Development Hotel will be completed by such specified date, and, therefore, there can be no assurances that the Company will acquire the Homewood Development Hotel.

Effect of Market Interest Rates on Price of the Securities

      One of the factors that may influence the price of the Securities in public trading markets will be the annual yield from distributions by the Company on the Common Stock and the annual yield on the Preferred Stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the Securities.

Ability of Board of Directors to Change Certain Policies

      The major policies of the Company, including its policies with respect to acquisitions, development, financing, growth, operations, debt capitalization and distributions are determined by its Board of Directors. The Board of Directors may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. The Company cannot change its policy of limiting consolidated indebtedness to 45% of its investment in hotel properties, at cost, without the approval of the holders of a majority of the outstanding shares of Common Stock voting on such matter. The approval of two-thirds of the number of shares of Common Stock entitled to vote thereon is necessary to change the Company’s policy of seeking to maintain its qualification as a REIT.

Limitation on Acquisition and Change in Control

  Ownership Limitation

      The Ownership Limitation (as hereinafter defined), which provides that no shareholder may own, directly or indirectly, more than 9.9% of any class of the outstanding stock of the Company, may have the effect of precluding acquisition of control of the Company by a third party without the approval of the Board of Directors.

  Authority to Issue Preferred Stock

      The Articles of Incorporation authorize the Board of Directors to issue up to 10,000,000 shares of Preferred Stock and to establish the preferences and rights of any shares of Preferred Stock issued. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders’ interest.

  North Carolina Anti-Takeover Statutes

      As a North Carolina corporation, the Company is subject to various statutes which impose restrictions and require procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested shareholders and share repurchases from certain shareholders. See “Description of Capital Stock — North Carolina Anti-Takeover Statutes.”

Tax Risks

  Failure to Qualify as a REIT

      The Company operates and intends to continue to operate so as to qualify as a REIT for federal income tax purposes. Although the Company has not requested, and does not expect to request, a ruling from the Internal Revenue Service (the “Service”) that it qualifies as a REIT, it previously has received, and will receive at the closing of an offering of the Securities, an opinion of its counsel that, based on certain assumptions and representations, it so qualifies. Investors should be aware, however, that opinions of counsel are not binding on the Service or any court. The REIT qualification opinion only represents the view of counsel to the Company based on counsel’s review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and the continued qualification of the Company as a REIT will depend on the Company’s continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to its shareholders. See “Federal Income Tax Considerations — Taxation of the Company.”

      If the Company were to fail to qualify as a REIT for any taxable year, the Company would not be allowed a deduction for distributions to its shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, Cash Available for Distribution would be reduced for each of the years involved. Although the Company currently operates and intends to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of shareholders holding at least two-thirds of the Common Stock entitled to vote thereon, to revoke the REIT election. See “Federal Income Tax Considerations.”

  REIT Minimum Distribution Requirements; Possible Incurrence of Additional Debt

      In order to qualify as a REIT, the Company generally is required each year to distribute to its shareholders at least 95% of its taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

      The Company has made, and intends to continue to make, distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company’s income consists primarily of its share of the income of the Partnership, and the Company’s Cash Available for Distribution consists primarily of its share of cash distributions from the Partnership and lease revenue under the Percentage Lease for the Hotel owned by the Company directly. Differences in timing between the recognition of taxable income and the receipt of Cash Available for Distribution due to the seasonality of the hospitality industry could require the Company to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. The Company will provide its shareholders with an annual statement as to its designation of the tax characterization of distributions. The requirement to distribute a substantial portion of the Company’s net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the costs of such items.

      Distributions by the Partnership are determined by the Company’s Board of Directors and are dependent on a number of factors, including the amount of the Partnership’s Cash Available for Distribution, the Partnership’s financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Partnership’s capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. See “Federal Income Tax Considerations — Requirements for Qualification — Distribution Requirements.”

Failure of the Partnership to be Classified as a Partnership for Federal Income Tax Purposes, Impact on REIT Status

      The Company previously has received, and will receive at the closing of an offering of Securities, an opinion of its counsel stating that the Partnership will be classified as a partnership, and not as a corporation or as an association taxable as a corporation, for federal income tax purposes. If the Service were to challenge successfully the tax status of the Partnership as a partnership for federal income tax purposes, the Partnership would be taxable as a corporation. In such event, the Company likely would cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on the Partnership would reduce substantially the amount of Cash Available for Distribution from the Partnership to the Company and its shareholders. See “Federal Income Tax Considerations — Tax Aspects of the Partnership.”

Ownership Limitation

      In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year. Furthermore, if any shareholder of the Lessee owns, actually or constructively, 10% or more of the stock of the Company, the Lessee could become a related party tenant of the Company, which likely would result in loss of REIT status for the Company. For the purpose of preserving the Company’s REIT qualification, the Articles of Incorporation prohibit ownership of more than 9.9% of the outstanding shares of any class of the Company’s stock by any shareholder and its affiliates (including the affiliates of Charles M. Winston and Robert W. Winston, III), without Board approval, subject to adjustment as described below. See “Restrictions on Ownership of Common Stock.” Generally, the capital stock owned by related or affiliated shareholders will be aggregated for purposes of the Ownership Limitation (as hereinafter defined). The Ownership Limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their shares. See “Federal Income Tax Considerations — Requirements for Qualification.”

Possible Adverse Effects of Shares Available for Future Sale Upon Prices of Common Stock

      The Company may elect to issue up to 1,705,596 shares of Common Stock to holders of Units (“Unitholders”) on a one-for-one basis upon the Unitholders’ exercise of redemption rights they have with respect to the Units. All of the Unitholders will have certain registration rights with respect to the shares of Common Stock received by them upon redemption of their Units. The Company may also issue additional shares of Common Stock upon acquisition by the Company of Homewood Suites hotels pursuant to an agreement with Promus. No prediction can be made as to the effect, if any, that future sales of such shares of Common Stock, the availability thereof for future sale, or the existence of such registration rights may have upon the market price of the Common Stock, from time to time, or upon the Company’s ability to sell additional shares of Common Stock in the future.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the Company’s (or its predecessor’s) consolidated ratios of earnings to fixed charges for the six months ended June 30, 1997, and for each of the last five fiscal years. There was no Preferred Stock outstanding for any of the periods shown below. Accordingly, the ratio of earnings to fixed charges and Preferred Stock dividends is identical to the ratio of earnings to fixed charges.

	Predecessor Entities			The Company

	Year Ended				Year Ended
	December 31,		January 1, 1994	June 2, 1994	December 31,		Six Months
			to June 2,	to December 31,			Ended
	1992	1993	1994	1994	1995	1996	June 30, 1997

Ratio of earnings to fixed charges:(1)	1.05	1.48	1.46	15.09	4.44	5.85	4.58

(1)	The consolidated ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of Line of Credit fees, amortization of interest rate caps and loan commitment fees.

USE OF PROCEEDS

      Unless otherwise described in the applicable Prospectus Supplement, the Company will contribute the net proceeds from the sale of the Securities to the Partnership in exchange for Units having characteristics similar to those of the Securities, and the Partnership expects to use such net proceeds for various purposes, which may include the acquisition of additional hotel assets, the repayment of outstanding indebtedness, the improvement and/or expansion of one or more of its hotel properties or for working capital purposes. Prior to utilization, the net proceeds will be invested in interest-bearing accounts and short-term, interest-bearing securities, which investments are consistent with the Company’s intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

DISTRIBUTION POLICY

      In order to maintain its qualification as a REIT, the Company must distribute to its shareholders at least 95% of its annual taxable income (which does not include net capital gains). While future distributions paid by the Company will be at the discretion of the Board of Directors of the Company and will depend on the actual cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code, and such other factors as the Board of Directors of the Company deems relevant, it is the present intention of the Company to pay regular quarterly distributions.

DESCRIPTION OF CAPITAL STOCK

      Under the Articles of Incorporation, the total number of shares of all classes of stock that the Company has authority to issue is 60,000,000, consisting of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The description of the Company’s capital stock set forth below describes certain general terms and provisions of the capital stock to which any Prospectus Supplement may relate. The following description does not purport to be complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation and Bylaws.

Common Stock

      Under the Articles of Incorporation, the Company has authority to issue up to 50,000,000 shares of Common Stock. Under North Carolina law, shareholders generally are not responsible for the Corporation’s debts or obligations. At August 29, 1997, the Company had outstanding 16,194,480 shares of Common Stock.

      The holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including election of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares exclusively possess all voting power. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. Upon issuance and delivery against payment therefor, all shares of Common Stock offered hereby will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

      The Common Stock is subject to certain restrictions upon the ownership and transfer thereof which were adopted for the purpose of enabling the Company to preserve its status as a REIT. For a description of such restrictions, see “Restrictions on Ownership of Common Stock.”

      The Common Stock currently is traded on the NYSE under the symbol “WXH”. The transfer agent and registrant for the Company’s Common Stock is Wachovia Bank, N.A., Winston-Salem, North Carolina. The Company will apply to the NYSE or any securities exchange on which the Common Stock is listed to list any additional shares of Common Stock to be sold pursuant to any Prospectus Supplement.

Preferred Stock

      The Board of Directors is authorized to provide for the issuance of up to 10,000,000 shares of Preferred Stock from time to time, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

      The applicable Prospectus Supplement will describe each of the following terms that may be applicable in respect of any Preferred Stock offered and issued pursuant to this Prospectus: (1) the specific designation, number of shares, seniority and purchase price; (2) any liquidation preference per share; (3) any maturity date; (4) any mandatory or optional redemption or repayment dates and terms or sinking fund provisions; (5) any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined); (6) any voting rights; (7) any rights to convert the Preferred Stock into other securities or rights, including a description of the securities or rights into which such Preferred Stock is convertible (which may include other Preferred Stock) and the terms and conditions upon which such conversions will be effected, including, without limitation, conversion rates or formulas, conversion periods and other related provisions; (8) the place or places where dividends and other payments with respect to the Preferred Stock will be payable; and (9) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining the Company’s qualification as a REIT under the Code. Upon issuance and delivery against payment therefor, all shares of the Preferred Stock offered hereby will be duly authorized, fully paid and non-assessable.

      The Preferred Stock will be subject to certain restrictions upon the ownership and transfer thereof for the purpose of enabling the Company to preserve its status as a REIT. See “Restrictions on Ownership of Common Stock.”

Articles of Incorporation and Bylaw Provisions

  Number of Directors; Removal; Filling Vacancies

      The Articles of Incorporation and Bylaws provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will consist of not less than three nor more than nine persons, subject to increase or decrease by the affirmative vote of 80% of the members of the entire Board of Directors. At all times a majority of the Directors shall be Independent Directors, except that upon the death, removal or resignation of an Independent Director, such requirement shall not be applicable for 60 days. The shareholders shall be entitled to vote on the election or removal of directors, with each share entitled to one vote. The Bylaws provide that, subject to any rights of holders of Preferred Stock, and unless the Board of Directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, provided that Independent Directors shall nominate and approve directors to fill vacancies created by Independent Directors. Accordingly, the Board of Directors could temporarily prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder’s own nominees. Any director so elected shall hold office until the next annual meeting of shareholders.

      A director may be removed with or without cause by the vote of the holders of 75% of the outstanding shares at a special meeting of the shareholders called for the purpose of removing him.

  Limitation of Liability; Indemnification

      The Articles of Incorporation provide that to the maximum extent that North Carolina law in effect from time to time permits limitation of liability of directors and officers, no director or officer of the Company shall be liable to the Company or its shareholders for money damages.

      The Articles of Incorporation provide that the Company shall, to the fullest extent permitted by North Carolina law, indemnify any director, officer, employee or agent against any expense incurred by such person if the disinterested directors, the shareholders or independent legal counsel determine that such person conducted himself in good faith and (a) reasonably believed, in the case of conduct in his official capacity with the Company, that his conduct was in its best interest and in all other cases, that his conduct was at least not opposed to the Company’s best interest and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      Any indemnification by the Company pursuant to the provisions of the Articles of Incorporation described above shall be paid out of the assets of the Company and shall not be recoverable from the shareholders. The Company has purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission such indemnification is contrary to public policy and, therefore, unenforceable.

  Amendment

      Except as otherwise required by the Articles of Incorporation or by law, the Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, with the shareholders voting as a voting group with one vote per share. The Company’s Bylaws may be amended by the Board of Directors or by vote of the holders of a majority of the outstanding shares of Common Stock.

North Carolina Anti-Takeover Statutes

      In addition to certain of the Articles of Incorporation provisions discussed above, North Carolina has adopted a series of statutes that may deter takeover attempts or tender offers, including offers or attempts that might result in the payment of a premium over the market price for the Common Stock or that a shareholder might otherwise consider in its best interest.

      The Company is subject to the North Carolina Control Share Acquisition Act. The provisions of this Act are triggered upon the acquisition by a person of shares of voting stock of the Company that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Control Share Acquisition Act, the shares acquired in such a transaction that meet or exceed any of these thresholds (“Control Shares”) have no voting rights until conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of Control Shares, any officer of the Company and any employee of the Company who is also a director of the Company. If voting rights are conferred on the Control Shares, all shareholders of the Company have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any Control Shares. The aggregate effect of these provisions may be to delay or prevent attempts by other corporations or groups to acquire control of the Company without negotiation with the Board of Directors.

      The North Carolina Shareholder Protection Act requires the affirmative vote of 95% of a corporation’s voting shares to approve a “business combination” with any person that beneficially owns more than 20% of the voting shares of the corporation unless the fair price provisions of the Act are satisfied.

      “Business combination” is defined by the statute as any merger or consolidation of a corporation with or into any other corporation, or the sale or lease of all or any substantial part of the corporation’s assets to, or any payment, sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets (except assets having an aggregate fair market value of less than five million dollars) of any other entity.

RESTRICTIONS ON OWNERSHIP OF COMMON STOCK

      For the Company to qualify as a REIT under the Code, certain restrictions apply to the ownership of shares of capital stock. See “Federal Income Tax Considerations — Requirements for Qualification.” Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Articles of Incorporation restrict the acquisition of shares of Common Stock (the “Ownership Limitation”).

      The Ownership Limitation provides that, subject to certain exceptions specified in the Articles of Incorporation, no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding shares of Common Stock. The Board of Directors may, but in no event is required to, waive the Ownership Limitation if evidence satisfactory to the Board of Directors is presented that ownership in excess of such amount will not jeopardize the Company’s status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving the REIT status of the Company. If shares in excess of the Ownership Limitation, shares which would cause the Company to be beneficially owned by fewer than 100 persons, shares which would cause the Company to be “closely held,” or shares which would cause the Company to own 10% or more of a tenant of its property, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to the shares.

      The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Any change in the Ownership Limitation would require an amendment to the Articles of Incorporation. In addition to preserving the Company’s status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors. All certificates representing shares of capital stock will bear a legend referred to the restrictions described above.

      All persons who own, directly or by virtue of the attribution provisions of the Code, 5% or more of the outstanding Common Stock and any shareholder requested by the Company must file an affidavit with the Company containing the information specified in the Articles of Incorporation with respect to their ownership of shares within 30 days after January 1 of each year. In addition, each shareholder shall, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the Common Stock. The following discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

      EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK, INCLUDING THE STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

      The Company elected to be taxed as a REIT under sections 856 through 860 of the Code, effective for its short taxable year ended December 31, 1994. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT for federal income tax purposes.

      Hunton & Williams has acted as special tax counsel to the Company. Prior to issuing Common Stock or Preferred Stock, the Company expects to receive an opinion of Hunton & Williams as to its REIT qualification. Continued qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code discussed below. No assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see “— Failure to Qualify.”

      The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

      The Company believes that it qualified to be taxed as a REIT for its taxable years ended December 31, 1994, December 31, 1995 and December 31, 1996, and that its organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ended December 31, 1997 and in the future. Qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code discussed below. No assurance can be given that the actual results of the Company’s operation for any taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see “— Failure to Qualify.”

      If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the “double taxation” (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the “alternative minimum tax” on its undistributed items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company’s hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset’s “built-in gain” (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of “built-in gain” assume that the Company would make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition. See “— Recently Enacted Legislation.”

Requirements for Qualification

      The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the “5/ 50 Rule”); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. The ownership of the Common Stock is sufficiently diverse to allow the Company to satisfy requirements (v) and (vi). In addition, the Company’s Articles of Incorporation provide for restrictions regarding transfers of the Common Stock that are intended to assist the Company in continuing to satisfy the requirements described in clauses (v) and (vi) above.

      For purposes of determining share ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401 (a), however, is not considered an individual and the beneficiaries of trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

      The Company does not currently have any corporate subsidiaries, although it may have corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a “qualified REIT subsidiary” shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which has been held by the REIT at all times during the period that such corporation has been in existence. Thus, in applying the requirements described herein, any “qualified REIT subsidiaries” acquired or formed by the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities, and items of income, deduction, and credit of the Company. See “— Recently Enacted Legislation.”

      In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, the Company’s proportionate share of the assets and gross income of the Partnership will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

  Income Tests

      In order for the Company to maintain its qualification as a REIT, there are three requirements relating to the Company’s gross income that must be satisfied annually. First, at least 75% of the Company’s gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more than 30% of the Company’s gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property, and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). See “— Recently Enacted Legislation.” The specific application of these tests to the Company is discussed below.

      Rent received by the Company will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a “Related Party Tenant”). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property”. Finally, for rents received to qualify as “rents from real property,” the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from whom the Company derives no revenue. The “independent contractor”

requirement, however, does not apply to the extent the services provided by the Company are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant”.

      Pursuant to the Percentage Leases, the Lessee leases from the Partnership (or, in the case of the Company-Owned Hotel, the Company) the land, buildings, improvements, furnishings and equipment comprising the Hotels for a 10-year period. The Percentage Leases provide that the Lessee is obligated to pay to the partnership (or, in the case of the Company-Owned Hotel, the Company) (i) the greater of a Base Rent or Percentage Rent and (ii) certain other Additional Charges. The Percentage Rent is calculated by multiplying fixed percentages by the gross room revenues for each of the Hotels. The Base Rent accrues and is required to be paid monthly. Although Percentage Rent is due quarterly, with respect to eleven of the Hotels, the Lessee will not be in default for non-payment of Percentage Rent due in any calendar year if the Lessee pays, within 90 days of the end of the calendar year, the excess of Percentage Rent due and unpaid over the Base Rent paid by the Lessee with respect to such year. With respect to the other Hotels, the Lessee will be in default for the non-payment of Percentage Rent if it fails to pay, within 30 days of the end of each calendar quarter, the excess of Percentage Rent due and unpaid over the Base Rent paid year to-date with respect to such quarter.

      In order for the Base Rent, the Percentage Rent, and the Additional Charges to constitute “rents from real property,” the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

      In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

      The Company believes that the Percentage Leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts: (i) the Partnership (or, in the case of the Company-Owned Hotel, the Company) and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements, (ii) the Lessee has the right to the exclusive possession, use, and quiet enjoyment of the Hotels during the term of the Percentage Leases, (iii) the Lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of maintaining underground utilities and structural elements, and dictates how the Hotels are operated, maintained, and improved, (iv) the Lessee bears all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Percentage Leases (other than real and personal property taxes, property and casualty insurance, and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance for such costs provided by the Company or the Partnership, as applicable, under each Percentage Lease), (v) the Lessee benefits from any savings in the costs of operating the Hotels during the term of the Percentage Leases, (vi) in the event of damage to or destruction of a Hotel, the Lessee is at economic risk because it is obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds, or (B) to offer to purchase the Hotel for an amount generally equal to the fair market value of the property, less any insurance proceeds, (vii) the Lessee has indemnified the Partnership (or, in the case of the Company-Owned Hotel, the Company) against all liabilities imposed on the Partnership (or, in the case of the Company-Owned Hotel, the Company) during the term of the Percentage Leases by reason of (A) injury to persons or damage to property occurring at the Hotels, (B) the Lessee’s use, management, maintenance or repair of the Hotels, (C) any environmental liability caused by acts or grossly negligent failures to act of the Lessee, (D) taxes and assessments in respect of the Hotels (other than real estate or personal property taxes), or (E) any breach of the Percentage Leases or of any sublease of a Hotel by the Lessee, (viii) the Lessee is obligated to pay substantial fixed rent for the period of use of the Hotels, (ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels, (x) the Company or the Partnership, as applicable, cannot use the Hotels concurrently to provide significant services to entities unrelated to the Lessee, and (xi) the total contract price under the Percentage Leases does not substantially exceed the rental value of the Hotels for the term of the Percentage Leases.

      If the Percentage Leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Partnership or the Company receives from the Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

      In order for the Rent to constitute “rents from real property,“ several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel, must not be greater than 15% of the Rent received under she applicable Percentage Lease. The Rent attributable to the personal property in a Hotel is the amount that bears the same ratio to total Rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the “Adjusted Basis Ratio”). The Adjusted Basis Ratio for each Hotel has not exceeded 15%. In no event will the Partnership or the Company acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Hotel to exceed 15%. There can be no assurance, however, that the Service will not assert that the personal property acquired by the Partnership or the Company had a value in excess of its appraised value, or that a court will not uphold such assertion. If such a challenge were successfully asserted, the Adjusted Basis Ratio could exceed 15% as to one or more of the Hotels, which in turn potentially could cause the Company to fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

      Another requirement for qualification of the Rent as “rents from real property” is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and (iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as “rents from real property” if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Because the Percentage Rent is based on fixed percentages of the gross room revenues from the Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the term of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

      A third requirement for qualification of the Rent as “rents from real property” is that the Company must not own, actually or constructively, 10% or more of the Lessee. The constructive ownership rules of the Code generally provide that, if 10% or more in value of the stock of the Company is owned, directly or indirectly, by or for any person, the Company is considered as owning the stock owned, directly or indirectly, by or for such person. The Company does not actually own any stock of the Lessee. Various Winston Affiliates, which indirectly own interests in the Lessee, may acquire Common Stock by exercising their Redemption Rights. The Partnership Agreement, however, provides that if, upon a redemption of Units, the Company would own, actually or constructively, 10% or more of any tenant, the Company must redeem the Units for cash rather than Common Stock. The Articles of Incorporation likewise prohibit any person from owning, actually or constructively, 9.9% or more of the Company. Thus, the Company should never own, actually or constructively, 10% or more of the Lessee. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not lease any property to a Related Party Tenant. However, because the Code’s constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transfers of shares of Common Stock, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of the Lessee at some future date.

      A fourth requirement for qualification of the Rent as “rents from real property” is that neither the Company nor the Partnership can furnish or render noncustomary services to the tenants of the Hotels, or manage or operate the Hotels, other than through an independent contractor who is adequately compensated and from whom the Company does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement because the Company and the Partnership do not perform, and will not perform, any services other than customary ones for the Lessee. Furthermore, the Company has represented that, with respect to each other hotel property that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property. As described above, however, if the Percentage Leases are recharacterized as service contracts or partnership agreements, the Rent likely would be disqualified as “rents from real property” because the Company and the Partnership would be considered to furnish or render services to the occupants of the Hotels and to manage or operate the Hotels other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

      If a portion of the Rent from a particular Percentage Lease does not qualify as “rents from real property” because the Rent attributable to personal property with respect to such Percentage Lease exceeds 15% of the total Rent for a taxable year, the portion of the Rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If the Rent attributable to personal property that is nonqualifying income, plus any other nonqualifying income, during a taxable year exceeds 5% of the Company’s gross income during such year, the Company would lose its REIT status. In addition, if the Rent does not qualify as “rents from real property” because either (i) the Percentage Rent is considered based on the income or profits of the Lessee, (ii) the Company owns, actually or constructively, 10% or more of the Lessee, or (iii) the Company furnishes noncustomary services to the tenants of the Hotels, or manages or operates the Hotels other than through a qualifying independent contractor, none of the Rent would qualify as “rents from real property”. In that case, the Company likely would lose its REIT status because it would be unable to satisfy both the 75% and 95% gross income tests.

      In addition to the Rent, the Lessee is required to pay to the Company or the Partnership, as applicable, the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts that the Lessee is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as “rents from real property.” To the extent, however, that the Additional Charges represent interest accrued on the late payment of the Rent or the Additional

Charges, the Additional Charges should not qualify as “rents from real property,” but instead should be treated as interest that qualifies for the 95% gross income test.

      The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision” (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property.

      Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from that transaction is subject to a 100% tax). See “— Recently Enacted Legislation.” The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. All inventory required in the operation of the Hotels will be purchased by the Lessee or its designee as required by the terms of the Percentage Leases. Accordingly, the Company and the Partnership believe that no asset owned by the Company or the Partnership is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company or the Partnership. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company and the Partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

      The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income under the 75% gross income test), less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness that such property secured and (ii) for which such REIT makes a proper election to treat such property as foreclosure property. However, a REIT will not be considered to have foreclosed on a property where such REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Under the Code, property generally ceases to be foreclosure property with respect to a REIT on the date that is two years after the date such REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury). The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day (i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such, building or other improvement was completed before default became imminent), or (iii) which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT does not derive or receive any income). As a result of the rules with respect to foreclosure property, if the Lessee defaults on its obligations under a Percentage Lease for a Hotel, the Company terminates the Lessee’s leasehold interest, and the Company is unable to find a replacement Lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company with respect to such Hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

      The Company has entered into interest rate cap agreements to eliminate its exposure to increases in interest rates under the Line of Credit. In the future, the Company or the Partnership may, from time to time, enter into other hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company or the Partnership enters into interest rate swap or cap contracts, such as the interest rate cap agreements entered into by the Company in February 1995, to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contracts should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Furthermore, any such contract would be considered a “security” for purposes of applying the 30% gross income test. To the extent that the Company or the Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. See “— Recently Enacted Legislation.”

      If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the Company’s failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in “— Taxation of the Company”, even if those relief provisions apply, a 100% tax would be imposed with respect to the net income attributable to the greater of the amounts by which the Company failed the 75% or 95% gross income tests. No such relief is available for violations of the 30% income test. See “— Recently Enacted Legislation.”

  Asset Tests

      The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company’s total assets must be represented by cash or cash items (including certain receivables), government securities, “real estate assets,” or, in cases where the Company raises new capital through stock or long-term (at least five year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company’s receipt of such capital. The term “real estate assets” includes interests in real property, interests in mortgages on real property to the extent the principal balance of the mortgage does not exceed the value of the associated real property, and shares of stock in other REITs. For purposes of the 75% asset test, the term “interest in real property” includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). Second, of the investments not included in the 75% asset class, the value of any one issuer’s securities owned by the Company may not exceed 5% of the value of the Company’s total assets and the Company may not own more than 10% of any one issuer’s outstanding voting securities (except for its ownership interest in the Partnership or the stock of a subsidiary with respect to which the Company has held 100% of the stock at all times during the subsidiary’s existence).

      For purposes of the asset tests, the Company will be deemed to own its proportionate share of the assets of the Partnership, rather than its general partnership interest in the Partnership. The Company has represented that, at all relevant times, (i) at least 75% of the value of its total assets has been, and will be, represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) it has not owned, and will not own, any securities that do not qualify for the 75% asset test (except for the stock of subsidiaries with respect to which it has held 100% of the stock at all times during the subsidiary’s existence). In addition, the Company has represented that it will not acquire or dispose, or cause the Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset test.

      If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company’s assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of one or more nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

  Distribution Requirements

      The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of its “REIT taxable income” (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of its net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its “REIT taxable income,” as adjusted, it would be subject to tax on the amount it does not distribute at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution amount over the amounts actually distributed. The Company has made, and intends to continue to make, timely distributions sufficient to satisfy all annual distribution requirements.

      It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, under certain of the Percentage Leases, the Lessee may defer payment of the excess of the Percentage Rent over the Base Rent paid by the Lessee for a period of up to 90 days after the end of the calendar year in which such payment was due. In that case, the Partnership still would be required to recognize as income the excess of the Percentage Rent over the Base Rent paid by the Lessee in the calendar year to which such excess relates. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. Therefore, the Company may have less Cash Available for Distribution than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional shares of common or preferred stock.

      Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its shareholders in a later year, which may be included in the Company’s deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

  Recordkeeping Requirement

      Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. The Company has complied and will continue to comply with such requirements. See “— Recently Enacted Legislation.”

  Partnership Anti-Abuse Rule

      The U.S. Department of the Treasury has issued a final regulation (the “Anti-Abuse Rule”) under the partnership provisions of the Code (the “Partnership Provisions”), that authorizes the Service, in certain “abusive” transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or availed of in connection with a transaction (or series of related transactions) a principal purpose of which is to reduce substantially the present value of the partners’ aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners’ economic agreement and clearly reflects the partners’ income without incurring an entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions. The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT’s option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. However, because the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action potentially could jeopardize the Company’s status as a REIT.

Failure to Qualify

      If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Taxation of Taxable U.S. Shareholders

      As long as the Company qualifies as a REIT, distributions made to the Company’s taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions are made out of the Company’s current or accumulated earnings and profits, the Company’s earnings and profits will be allocated first to the Preferred Stock and then to the Common Stock. There can be no assurances that the Company will have sufficient earnings and profits to cover distributions to holders of both the Preferred Stock and the Common Stock. As used herein, the term “U.S. shareholder” means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company’s actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. See “— Recently Enacted Legislation.” Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder’s Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less) assuming the Common Stock is a capital asset in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

      Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses will be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Stock (or distributions treated as such) will be treated as investment income only if a shareholder so elects, in which case such capital gain will be taxed at ordinary income rates. The Company will notify shareholders after the close of the Company’s taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of Shareholders on the Disposition of the Common Stock

      In general, any gain or loss realized upon a taxable disposition of the Common Stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Stock by a shareholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of the Common Stock are purchased within 30 days before or after the disposition.

Capital Gains and Losses

      A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. Effective for sales or exchanges occurring after May 6, 1997, the maximum tax rate on net capital gains applicable to individuals is 28% for sales and exchanges of assets held for more than one year but not more than 18 months, and 20% for sales and exchanges of assets held for more than 18 months. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual’s ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

      The Company will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides the Company with a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. In April 1996, the Service issued proposed regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. The proposed regulations would alter the technical requirements relating to backup withholding compliance and are proposed to be effective for distributions made after December 31, 1997. See “— Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on the intention of the Company to invest its assets in a manner that will avoid the recognition of UBTI by the Company, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company’s stock is required to treat a percentage of the dividends from the Company as UBTI (the “UBTI Percentage”). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company’s stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company’s stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company’s stock collectively owns more than 50% of the value of the Company’s stock. However, the Ownership Limitation should prevent any Exempt Organization from owning more than 10% of the value of the Company’s stock.

Taxation of Non-U.S. Shareholders

      The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, “Non-U.S. Shareholders”) are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

      Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. Shareholder’s conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a foreign corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Service issued proposed regulations in April 1996 that would modify the manner in which the Company complies with the withholding requirement.

      Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder’s Common Stock, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

      In August 1996, the U.S. Congress passed the Small Business Job Protection Act of 1996, which requires the Company to withhold 10% of any distribution in excess of the Company’s current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

      For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder’s FIRPTA tax liability.

      Gain recognized by a Non-U.S. Shareholder upon a sale of his Common Stock generally will not be taxed under FIRPTA if the Company is a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Because the Common Stock is publicly traded, no assurance can be given that the Company is or will continue to be a “domestically controlled REIT”. In addition, a Non-U.S. Shareholder that owned (actually or constructively) 5% or less of the Company’s outstanding Common Stock at all times during a specified testing period will not be subject to tax under FIRPTA if the Company’s Common Stock is “regularly traded” on an established securities market (e.g., the Nasdaq Stock Market on which the Common Stock is currently traded). Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Stock is effectively connected with the Non-U.S. Shareholder’s U.S. trade or business, in which case the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of the Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of foreign corporations).

Other Tax Consequences

      The Company, the Partnership, and the Company’s shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

Tax Aspects of the Partnership

      The following discussion summarizes certain federal income tax considerations applicable to the Company’s investment in the Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  Classification as a Partnership

      The Company is entitled to include in its income its distributive share of the Partnership’s income and to deduct its distributive share of the Partnership’s losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation or an association taxable as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the “Check-the-Box Regulations”) and (ii) is not a “publicly traded” partnership.

      In general, under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnership, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. The Partnership intends to continue to be treated as a partnership under the Check-the-Box Regulations. In addition, the Company has represented that (a) the Partnership will not elect to be treated as an association taxable as a corporation for federal income tax purposes under the Check-the-Box Regulations and (b) neither the Partnership nor any partner thereof was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the Partnership was under examination.

      A “publicly traded” partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership’s gross income for a taxable year consists of “qualifying income” under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the “90% Passive-Type Income Exception”). See “— Requirements for Qualifications — Income Tests.” The U.S. Treasury Department has issued regulations effective for taxable years beginning after December 31, 1995 (the “PTP Regulations”) that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner’s interest in the flow-through entity’s interest (direct or indirect) in the Partnership and (b) a principal purpose of the use of the flow-through entity is attributable to the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. The Company believes that the Partnership qualifies for the Private Placement Exclusion and that if the Partnership were considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, the Partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

      The Partnership has not requested, and does not intend to request, a ruling from the Service that it will be classified as a partnership for federal income tax purposes. Instead, prior to issuing Securities, the Company expects to obtain an opinion of Hunton & Williams that the Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation. No assurance can be given that the Service will not challenge the status of the Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Partnership would be treated as a corporation for federal income tax purposes, as described below.

      If for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See “— Requirements for Qualification — Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in the Partnership’s status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See “Federal Income Tax Considerations — Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Partnership’s taxable income.

  Income Taxation of the Partnership and its Partners

      Partners, Not the Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company is required to take into account its allocable share of the Partnership’s income, gains, losses, deductions, and credits for any taxable year of the Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Partnership.

      Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704 (b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

      Tax Allocations With Respect to Contributed Properties. Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods.

      Under the Partnership Agreement, depreciation or amortization deductions of the Partnership generally are allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that Code section 704(c) requires otherwise with respect to the Contributed Hotels owned by the Partnership. In addition, gain on the sale of a Contributed Hotel owned by the Partnership will be specially allocated to the contributing Partner or Partners (including the Company, if applicable) to the extent of any “built-in” gain with respect to such Contributed Hotel for federal income tax purposes. The application of section 704(c) to the Partnership is not entirely clear, however, and may be affected by Treasury Regulations promulgated in the future.

      Basis in Partnership Interest. The Company’s adjusted tax basis in its partnership interest in the Partnership generally is equal to (i) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) increased by (A) its allocable share of the Partnership’s income and (B) its allocable share of indebtedness of the Partnership, and (iii) reduced, but not below zero, by (A) its allocable share of the Partnership’s loss and (B) the amount of cash distributed to the Company, and by constructive distributions resulting from a reduction in the Company’s share of indebtedness of the Partnership.

      If the allocation of the Company’s distributive share of the Partnership’s loss would reduce the adjusted tax basis of the Company’s interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company’s adjusted tax basis below zero. To the extent that the Partnership’s distributions, or any decrease in the Company’s share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the Company), would reduce the Company’s adjusted tax basis below zero, such distributions (including such constructive distributions) will constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company’s interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

      Depreciation Deductions Available to the Partnership. To the extent that the Partnership has acquired or will acquire, as the case may be, the Hotels in exchange for cash, the Partnership’s initial basis in such Hotels for federal income tax purposes generally is or will be equal to the purchase price paid by the Partnership. The Partnership generally depreciates such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation (“MACRS”). Under MACRS, the Partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half year convention. If, however, the Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the Partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. The Partnership has acquired some of the Hotels in exchange for Units. In addition, the Company acquired one of the Hotels pursuant to a merger of the corporation that owned that Hotel into the Company. The Partnership’s or the Company’s, as the case may be, initial basis in such Hotels for federal income tax purposes should be the same as the transferor’s basis in such Hotels on the date of acquisition by the Partnership. Although the law is not entirely clear, the Partnership and the Company generally depreciate such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnership’s tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Partnership (except to the extent that the Partnership is required under Code section 704(c) to use a method for allocating depreciation deductions attributable to the Contributed Hotels or other contributed properties that results in the Company receiving a disproportionate share of such deductions).

Sale of the Company’s or the Partnership’s Property

      Generally, any gain realized by the Company or the Partnership on the sale of property held by it for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of the Contributed Hotels will be allocated first to the partners who contributed those hotels under section 704(c) of the Code to the extent of such partners’ “built-in gain” on those Hotels at the time of the disposition for federal income tax purposes. The contributing partners’ “built-in gain” on the Contributed Hotels sold will equal the excess of the Contributing Partners’ proportionate share of the book value of those Hotels as reflected in the Partnership’s capital accounts over the Contributing Partners’ adjusted tax basis allocable to those Hotels at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the Contributed Hotels will be allocated among the partners in accordance with their respective percentage interests in the Partnership. The Board of Directors has adopted a policy to which the Winston Affiliates have consented that any decision to sell a Hotel will be made by a majority of the Independent Directors. See “Risk Factors — Conflicts of Interest.”

      The Company’s share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “— Requirements for Qualification — Income Tests.” Such prohibited transaction income also may have an adverse effect upon the Company’s ability to satisfy the income tests for REIT status. The Company, however, does not presently intend to acquire or hold or allow the Partnership to acquire or hold any property that constitutes inventory or other property held primarily for sale to customers in the ordinary course of the Company’s or the Partnership’s trade or business.

Recently Enacted Legislation

      In August 1997, the U.S. Congress enacted, and the President signed into law, the Taxpayer Relief Act of 1997 (the “Act”), which modifies certain Code provisions relating to REIT qualification effective for taxable years beginning after the date of enactment of the Act. The provisions of the Act are summarized below and will apply to the Company effective January 1, 1998.

1. 30% Gross Income Test. REITs no longer will be subject to the 30% gross income test.

2. Hedging Instruments. Income and gain from the sale of all instruments entered into by a REIT to hedge interest rate risk with respect to debt incurred to acquire or carry real estate assets, including interest rate swap or cap agreements, options, futures and forward rate contracts, and other similar financial instruments, will be qualifying income for purposes of the 95% income test.

3. Ownership. A REIT that fails to comply with the requirements for ascertaining the ownership of its shares in any taxable year will incur a penalty of $25,000 ($50,000 for intentional violations) instead of being disqualified as a REIT. A REIT that complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and does not have reason to know that it violated the 5/50 Rule will be deemed to have satisfied the 5/50 Rule for such taxable year.

4. De Minimis Services Income. A REIT will be permitted to render a de minimis amount of impermissible services to its tenants, or manage or operate property, and treat the amounts received with respect to such property as “rents from real property,” as long as the amount received with respect to the impermissible services or management does not exceed one percent of the REIT’s gross income from the property.

5. Credit for Tax Paid on Retained Capital Gains. A REIT will be able to elect to retain and pay income tax on its net long-term capital gain. In such a case, the REIT’s shareholders would include in income their proportionate share of the undistributed long-term capital gain and would be deemed to have paid their proportionate share of the tax paid by the REIT. In addition, the shareholders’ basis in their shares would be increased by the amount of the undistributed long-term capital gain included in their income, less the amount of tax paid by the REIT.

6. Excess Noncash Income. Amounts includible in a REIT’s income by reason of cancellation of indebtedness, and OID and coupon interest received by REITs in excess of related cash amounts, will not be subject to the 95% distribution requirement.

7. Attribution of Ownership. For purposes of determining whether a tenant is a related party tenant or a person is an “independent contractor” within the meaning of Code section 856(c)(3), a partner’s ownership only will be attributed to a partnership if the partner owns a 25% or greater interest in the capital or profits of the partnership.

8. Earnings and Profits. Distributions by REITs of accumulated earnings and profits will be treated as made from the earliest accumulated earnings and profits, rather than the most recently accumulated earnings and profits. In addition, such distributions will not be treated as distributions for purposes of calculating the dividends paid deduction.

9. Foreclosure Property. The Act lengthens the grace period for foreclosure property to the last day of the third full taxable year following the foreclosure property election, with the possibility that the Service could extend the grace period for an additional three years. A REIT will be able to revoke a foreclosure property election for any taxable year by filing a revocation on or before the due date for filing its REIT tax return. If a REIT revokes such an election, it may not make a foreclosure property election with respect to the property for any subsequent taxable year.

10. Prohibited Transactions Safe Harbor. Property that is involuntarily converted will not count as a disposition of property under the prohibited transactions safe harbor.

11. Shared Appreciation Mortgages. For purposes of the prohibited transactions safe harbor, if a REIT receives interest on a shared appreciation mortgage, the REIT will be treated as having held the property subject to the mortgage for at least four years if the property is sold within four years of the REIT’s acquisition of the mortgage pursuant to a bankruptcy plan of the mortgagor, unless the REIT acquired the property with the intent to evict or foreclose or knew or had reason to know that the property would be sold in a bankruptcy proceeding.

12. Qualified REIT Subsidiary. Any corporation wholly-owned by a REIT will be treated as a qualified REIT subsidiary, regardless of whether the corporation always has been owned by the REIT.

PLAN OF DISTRIBUTION

      The Company may sell the Securities in or outside the United States to or through underwriters and also may sell Securities directly to other purchasers or through agents. The Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers or agents, the initial public offering price, any underwriting discounts and other items constituting underwriters compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any interdealer quotation system or securities exchanges on which the Securities may be listed.

      The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement relating thereto. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Securities described in any applicable Prospectus Supplement if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is currently traded on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE or any other exchange on which the Common Stock is then traded, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock on the NYSE or an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

      Under agreements the Company may enter into, underwriters, dealers, and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

      If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company’s agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

EXPERTS

      The consolidated balance sheets of the Company as of December 31, 1996 and 1995 and the consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 1996 and 1995 and the period June 2, 1994 through December 31, 1994 and the financial statement schedule as of December 31, 1996; the balance sheets of the Lessee as of December 31, 1996 and 1995 and the statements of income, shareholders’ equity and cash flows for the years ended December 31, 1996 and 1995 and the period June 2, 1994 through December 31, 1994; the combined statements of income, equity and cash flows for the year ended December 31, 1995 of the Impac Acquisition Hotels (described in Note 1 to those financial statements); and the combined statements of income, capital deficiency and cash flows of the Initial Hotels (described in Note 1 to those financial statements) for the five months ended June 2, 1994; all incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

      The legality of the Securities will be passed upon for the Company by King & Spalding, Atlanta, Georgia. In addition, the description of federal tax consequences contained in the Prospectus under the caption “Federal Income Tax Considerations” is based upon the opinion of Hunton & Williams, Richmond, Virginia. King & Spalding will rely on an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. with respect to all matters involving North Carolina law.

5,250,000 Shares

Common Stock

P R O S P E C T U S  S U P P L E M E N T

FRIEDMAN BILLINGS RAMSEY

RAYMOND JAMES
BB&T CAPITAL MARKETS

September 15, 2003